UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

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THE AZEK COMPANY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE AZEPANY 2022 PROXY STATEMENT

THE AZEK® COMPANY 2023 PROXY STATEMENT

THE AZEK COMPANY INC.

1330 W FULTON STREET #350

CHICAGO, ILLINOIS 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Eastern Time on Friday, March 1, 2024

Dear Stockholder of The AZEK Company Inc.:

You are cordially invited to attend the 2024 annual meeting of stockholders, or the Annual Meeting, of The AZEK Company Inc., a Delaware corporation, or AZEK, which will be held virtually, via live audio webcast at www.virtualshareholdermeeting.com/AZEK2024, on Friday, March 1, 2024 at 8:00 a.m. Eastern Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.
To elect the eight directors named in the accompanying proxy statement, each to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
2.
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2024;
3.
To approve, on an advisory, non-binding basis, the compensation of our named executive officers; and
4.
To transact such other business as may properly come before the Annual Meeting or any postponements, adjournments or continuations thereof.

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One of the accompanying proxy statement, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm as described in Proposal Two and “FOR” the approval of the compensation of our named executive officers as described in Proposal Three.

Our board of directors has fixed the close of business on January 12, 2024 as the record date, or the Record Date, for the Annual Meeting. Only stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/AZEK2024 and to ask questions and/or vote, you will be required to enter the 16-digit control number found on your proxy card, voting instruction form or notice previously received. Stockholders may vote in advance of the Annual Meeting at www.proxyvote.com or by telephone at 1-800-690-6903, 24 hours a day through 11:59 p.m. Eastern Time on the day before the Annual Meeting and may vote during the Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/AZEK2024.

Each share of common stock that you own represents one vote for each of the matters to be acted upon at the Annual Meeting.

We appreciate your continued support of AZEK.

By order of the board of directors,

Jesse Singh
Chief Executive Officer, President and Director
Chicago, Illinois
January 18, 2024

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, you are urged to vote and submit your proxy as soon as possible by following the voting procedures described in these proxy materials.

TABLE OF CONTENTS

WHO WE ARE AT OUR CORE	1
PROXY STATEMENT SUMMARY	2
2024 Annual Meeting Information	2
Matters To Be Voted Upon and Voting Recommendations	2
2023 Financial Performance Highlights	2
Corporate Governance Highlights	3
Environmental and Social Best Practices	3
Select ESG Awards and Recognition	4
Executive Compensation Highlights and Pay-for-Performance Alignment	5
Director Nominees	7
Director Skills, Independence and Diversity	9
Stockholder Engagement	10
NOTICE OF AVAILABILITY OF PROXY MATERIALS	11
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING	11
Why are you holding a virtual Annual Meeting and how can stockholders attend?	12
What matters am I voting on and how does the board of directors recommend that I vote?	12
Who is entitled to vote?	12
Stockholders of record; shares registered in your name	12
Street name stockholders	13
How many votes are needed for approval of each proposal?	13
What is a quorum?	13
How do I vote?	13
Can I change my vote?	14
What is the effect of giving a proxy?	14
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	14
How are proxies solicited for the Annual Meeting?	15
How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?	15
Where can I find the voting results of the Annual Meeting?	15
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	15
What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?	16
Availability of amended and restated bylaws	17
BOARD OF DIRECTORS	18
Board of Directors Composition	18
Nominees for Director	19
Continuing Director	22
PROPOSAL NO. 1: ELECTION OF DIRECTORS	23
Nominees	23
Vote Required; Recommendation of the Board of Directors	24
CORPORATE GOVERNANCE	25
Corporate Governance Highlights	25
Commitment to Sustainability and Corporate Responsibility	25
Human Capital and Diversity, Equity and Inclusion	26
Role of the Board in ESG Oversight	26
Board Leadership	27
Director Independence	27
Meetings of the Board of Directors	27
Our Board Committees	28
Corporate Governance Guidelines	30
Identification and Evaluation of Nominees for Directors; Board Diversity	30
Director Commitments and Service on Other Boards	30
Code of Conduct and Ethics and Code of Ethics for Senior Financial Officers	31

2024 THE AZEK COMPANY Proxy Statement	i	TABLE OF CONTENTS

2024 THE AZEK COMPANY Proxy Statement	ii	TABLE OF CONTENTS

Who We Are at Our Core

Our core values guide how we work—influencing our decisions, our interactions with colleagues and customers and our standards for behavior. It is in part due to our fundamental commitment to living our core values that our employees are inspired to be part of our winning team and culture.

Always Do the Right Thing

We make decisions according to what is right, not what is cheapest, fastest or easiest. We always operate with integrity, transparency and courage.

It Starts and Ends with the Customer

For every action we take, we ask ourselves, “How will this affect our customers?” Our responsibility is to understand their expectations, then surpass them.

Value Every Individual

We strive to truly understand our colleagues’ everyday realities and empathize with their challenges and aspirations. We are committed to providing an inclusive culture where every individual feels engaged, safe, respected and supported with the necessary tools to be successful.

Lead Through Innovation

We consistently bring unique, high-tech and environmentally sustainable products to market. We are constantly investing in the future, creating new solutions to address current and future opportunities.

The Best Team Wins

Our goal is to win, period. We hire and develop the most talented individuals, with a focus on bringing diverse perspectives together in pursuit of this shared goal.

Better Today Than Yesterday

We always ask, “How can we do this better?” We accomplish every goal by rigorously implementing the AZEK Integrated Management System (AIMS). Our continuous improvement methodology includes Policy Deployment, Lean Six Sigma, Sales and Operations Planning, Stage Gate and Digital.

2024 THE AZEK COMPANY Proxy Statement	1	WHO WE ARE AT OUR CORE

PROXY STATEMENT SUMMARY

This proxy statement summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting. In this proxy statement, the terms “AZEK,” “the Company,” “we,” “us” and “our” refer to The AZEK Company Inc.

2024 Annual Meeting Information

MEETING DATE:	March 1, 2024	RECORD DATE:	January 12, 2024

MEETING PLACE:	www.virtualshareholdermeeting.com/AZEK2024	MEETING TIME:	8:00 a.m. Eastern

Matters To Be Voted Upon and Voting Recommendations

AGENDA ITEM		BOARD RECOMMENDATION	PAGE REFERENCE
(1)	Election of directors	FOR	23
(2)	Ratification of appointment of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for fiscal year 2024	FOR	36
(3)	Advisory resolution approving the compensation of our named executive officers	FOR	67

2023 Financial Performance Highlights

$1.37B

FY2023 NET SALES

$68M

FY2023 NET INCOME

$291M

FY2023 ADJUSTED EBITDA (1)

$363M

FY2023 CASH FROM OPERATING ACTIVITIES

$274M

FY2023 FREE CASH FLOW (1)

$115M

RETURNED TO SHAREHOLDERS VIA SHARE REPURCHASES

(1)
For a discussion of Adjusted EBITDA and Free Cash Flow, including reconciliations to their closest comparable GAAP measures, see pages 45-49 of our 2023 Annual Report as filed with the SEC on November 29, 2023.

2024 THE AZEK COMPANY Proxy Statement	2	PROXY STATEMENT SUMMARY

Corporate Governance Highlights

BOARD OF DIRECTORS	•	Independent board chair
	•	Board composed of all non-employee directors (other than CEO)
	•	100% independent committee members
	•	50% board gender and/or race/ethnic diversity
	•	Include gender and ethnically diverse candidates in any pool of candidates from which board of director nominees are chosen
	•	Demonstrated board refreshment, including two new directors in fiscal year 2023
	•	Independent directors regularly meet in executive sessions without management
	•	Four audit committee financial experts serving on audit committee
	•	Board declassification in process and to be completed by 2025

CORPORATE GOVERNANCE	•	Policies in place prohibiting short sales, hedging, margin accounts and pledging of our stock applicable to all employees and directors
	•	Robust stock ownership policy for officers and directors
	•	Clawback policy in place applicable to executive officers allowing for recovery of certain compensation
	•	Robust whistleblowing procedures and strict non-retaliation policy

Environmental and Social Best Practices

BOARD OVERSIGHT OF ESG RELATED STRATEGIES, POLICIES AND DISCLOSURES	PRODUCTS MADE FROM UP TO 85% RECYCLED WASTE & SCRAP MATERIAL	COMMITTED TO SET SCIENCE-BASED EMISSIONS REDUCTION TARGETS VIA SCIENCE-BASED TARGETS INITIATIVE

67% EXECUTIVE TEAM GENDER AND/OR RACE/ETHNIC DIVERSITY	NAMED A 2024 BEST COMPANY TO WORK FOR BY U.S. NEWS & WORLD REPORT AND A 2023 CLIMATE LEADER BY USA TODAY	REDUCED TOTAL RECORDABLE INCIDENT RATE BY 27% YEAR OVER YEAR

2024 THE AZEK COMPANY Proxy Statement	3	PROXY STATEMENT SUMMARY

Select ESG Awards and Recognition

2024 THE AZEK COMPANY Proxy Statement	4	PROXY STATEMENT SUMMARY

Executive Compensation Highlights and Pay-for-Performance Alignment

Our executive compensation program is designed by our compensation committee to (i) align executive compensation with our financial and operational performance; (ii) attract, retain and motivate key executives critical to achieving our vision and strategy; and (iii) reward such executives for delivering desired business results and stockholder value, while protecting against excessive risk taking. Our executive compensation program is described in more detail in the Compensation Discussion and Analysis section beginning on page 41 of this proxy statement. The following table summarizes our key executive compensation practices:

✓ WHAT WE DO	✗ WHAT WE DON’T DO
• Benchmark for total target compensation among our peers with an independent compensation consultant	• No hedging of our stock by employees
• Cap incentive program payments	• No pledging of our stock by employees
• Maintain a clawback policy	• No excessive perquisites
• Maintain robust stock ownership requirements	• No option repricing without stockholder approval
• Fully disclose incentive plan targets and results	• No evergreen provision in omnibus incentive plan
• Provide 50% of our annual long-term incentives in the form of performance-based compensation

We believe in paying for performance and that tying a significant portion of our named executive officers’, or our NEOs’, compensation to our long-term financial and growth objectives aligns the interests of our NEOs with the interests of our stockholders. For fiscal year 2023, the following factors highlight our commitment to our pay-for-performance philosophy:

•
Approximately 84% of our CEO’s target compensation and approximately 70% of our other NEOs’ target compensation, on average, was “at risk” in that the ultimate realized value is dependent on the achievement of performance goals or subject to changes in our stock price;
•
Approximately 66% of our CEO’s target compensation and approximately 52% of our other NEOs’ target compensation, on average, was granted in the form of long-term equity incentive compensation, the value of which is linked directly to our share price, further aligning management with the interests of our stockholders; and
•
Approximately 51% of our CEO’s target compensation and approximately 44% of our other NEOs’ target compensation, on average, was contingent upon our achievement of pre-established net sales, Adjusted EBITDA and, in the case of performance stock units, or PSUs, return on assets targets.

In each case, target compensation consists of base salary, target annual incentive awards and long-term incentive awards. For more information, see “Compensation Discussion and Analysis—Fiscal Year 2023—Compensation Tables and Narrative Disclosures—Summary Compensation Table.” Figures may not sum to 100% due to rounding.

2024 THE AZEK COMPANY Proxy Statement	5	PROXY STATEMENT SUMMARY

Fiscal Year 2023 Pay-for-Performance Alignment

The following chart shows our three-year and one-year total shareholder return, or TSR, and the three- and one-year TSR of our fiscal year 2023 compensation peer group, as set forth in the Compensation Discussion and Analysis below, the S&P Composite 1500 Building Products Index and the Russell 3000, in each case assuming a $100 investment on the first day of the period. Relative to our peers, our three-year TSR also reflects the impact of our initial public offering, or IPO, in June 2020, including the fact that we were a newly public company during the period with a significant portion of our common stock held by our former private equity sponsors, or the Sponsors, as well as the significant rise in interest rates beginning in 2022 that resulted in housing and residential repair & remodel market uncertainty. For fiscal year 2023, our one-year TSR significantly outperformed our peers and market indices, reflecting our strong financial results for the year after navigating a channel inventory recalibration at the beginning of the year and an uncertain broader macroeconomic and repair & remodel market. In the aggregate, our stock price since IPO increased approximately 30% through our 2023 fiscal year end.

Our strong pay-for-performance alignment is illustrated by the chart below, which compares our CEO’s fiscal years 2023 and 2022 total target compensation to his fiscal years 2023 and 2022 realizable compensation, shown against our stock price performance during the fiscal year. As reflected below, the compensation realizable by our CEO decreased during the periods when our TSR underperformed our peers and market indices and increased during periods where we out-performed. Realizable compensation includes (i) base salary paid during the fiscal year, (ii) actual earned annual cash incentive award amounts paid for the fiscal year, (iii) the value of long-term incentive awards granted during the fiscal year, measured as of the end of the fiscal year, and (iv) all other compensation actually paid or received for the fiscal year. Realizable compensation is primarily impacted by changes in our stock price, since a substantial majority of our CEO's compensation is awarded in the form of long-term equity compensation, the value of which is directly impacted by our stock price.

2024 THE AZEK COMPANY Proxy Statement	6	PROXY STATEMENT SUMMARY

Director Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Gary Hendrickson, Sallie B. Bailey, Pamela Edwards, Howard Heckes, Vernon J. Nagel, Harmit Singh, Jesse Singh and Fiona Tan as nominees for election as directors at the Annual Meeting. If elected, they each will serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal.

Gary Hendrickson served as the Chairman and Chief Executive Officer of the Valspar Corporation, a global paint and coatings manufacturer, and was its President and Chief Operating Officer prior thereto. Mr. Hendrickson’s experience as Chief Executive Officer of a global company provides expertise in corporate leadership and development and execution of business growth strategy. He also brings to the board of directors significant global experience and knowledge of competitive strategy.

Jesse Singh is our Chief Executive Officer and President. Prior to joining us, Mr. Singh worked for 14 years at the 3M Company, a manufacturer and marketer of a range of products and services through its safety & industrial, transportation & electronics, health care and consumer segments, and served in numerous leadership roles at 3M, including Chief Commercial Officer, President of 3M’s Health Information Systems business and VP of the Stationery and Office supplies business, which included the iconic Post-it and Scotch Brands. Mr. Singh brings to our board of directors extensive senior leadership experience and a comprehensive knowledge of our business and perspective of our day-to-day operations.

Sallie B. Bailey most recently served as the Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation, a leading manufacturer of engineered wood building products for residential, industrial and light commercial construction. Prior thereto, Ms. Bailey worked as the Vice President and Chief Financial Officer of Ferro Corporation, a global specialty materials company, following an eleven-year career at The Timken Company, a global producer of engineered bearings and alloy steel. Ms. Bailey brings to our board of directors a broad knowledge of corporate finance, strategic planning, banking relationships, operations, complex information technology and other systems, enterprise risk management and investor relations gained through prior service as a senior executive of large global manufacturing companies, including as Chief Financial Officer, and she also has knowledge of and experience with complex financial and accounting functions and internal controls.

Pamela Edwards most recently served as Chief Financial Officer and Executive Vice President of Citi Trends, Inc, a retail clothing chain selling products targeted primarily at urban customers. Previously, Ms. Edwards held various roles at L Brands Inc., one of the world’s leading specialty retailers, including as Chief Financial Officer and Executive Vice President of its Mast Global division, Chief Financial Officer of its Victoria’s Secret division (n/k/a Victoria’s Secret & Co.), and Chief Financial Officer of its Express division. Ms. Edward’s extensive background, especially as Chief Financial Officer of large retail operations and consumer brand experience, brings valuable perspective and expertise to our board of directors.

Howard Heckes is the President and Chief Executive Officer of Masonite International Corporation. Prior to joining Masonite, Mr. Heckes served as Chief Executive Officer of Energy Management Collaborative, a provider of LED lighting and controls and IoT conversion systems and service solutions and served in various senior operations roles at The Valspar Corporation, including as Executive Vice President and President of Global Coatings and as Senior Vice President, Global Consumer. Mr. Heckes brings to our board of directors extensive experience in corporate leadership, the development and execution of business growth strategies and significant consumer brand and business operating experience.

Vernon J. Nagel most recently served as Executive Chairman of Acuity Brands, Inc., a publicly traded, leading industrial technology company focused on providing building and lighting solutions primarily for commercial and industrial applications, and was Chairman and Chief Executive Officer of Acuity Brands, Inc. from September 2004 until January 2020. Mr. Nagel joined Acuity Brands in 2001 as Executive Vice President and Chief Financial Officer. While at Acuity Brands, Mr. Nagel significantly enhanced shareholder value by introducing innovative technologies, expanding markets served through organic growth and numerous acquisitions, and driving company-wide productivity through the implementation of LEAN business processes. We believe that Mr. Nagel’s extensive experience in strategic, operational, and financial matters as well as executive leadership and corporate governance, over his more than 40-year career, qualifies him to serve on our board of directors.

2024 THE AZEK COMPANY Proxy Statement	7	PROXY STATEMENT SUMMARY

Harmit Singh currently serves as the Chief Financial and Growth Officer of Levi Strauss & Co., where he is responsible for managing finance, strategy, information technology, strategic sourcing, real estate and global business services functions globally. Previously, Mr. Singh was Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation. Prior to that, he spent 14 years at Yum! Brands, Inc. in a variety of global leadership roles, including Senior Vice President and Chief Financial Officer of Yum Restaurants International. Mr. Singh brings over 30 years of experience driving growth for global consumer brands and significant experience as a finance executive to our board of directors. Mr. H. Singh is not related to Jesse Singh, our CEO.

Fiona Tan is the Chief Technology Officer for Wayfair Inc. and previously served as its Global Head of Customer and Supplier Technology. Prior thereto, Ms. Tan held various leadership positions at Walmart Inc., including Head of Technology, Walmart US; Senior Vice President, Engineering, Customer Technology, Walmart Labs; and Vice President, Engineering, International Markets, Walmart Labs Strategy and Operations. Prior thereto, Ms. Tan was Vice President, Engineering for Ariba, Inc. and worked for 16 years at TIBCO Software, Inc., as well as for Oracle Corporation. Ms. Tan brings to our board of directors additional senior executive experience and decades of information technology and cyber expertise, having spent her entire career in information technology roles focused on supporting and improving business strategy and operations, including with a focus on external constituents, such as customers and suppliers.

2024 THE AZEK COMPANY Proxy Statement	8	PROXY STATEMENT SUMMARY

Director Skills, Independence and Diversity

Our directors possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business. Although we do not maintain a formal board diversity policy, our board believes in the importance of diversity and inclusion and maintains a policy of ensuring diverse candidates are included in any pool of candidates interviewed for open director positions, whether such position will be filled by a board appointment for a current vacancy or by a stockholder vote. In addition, our board believes that a balance of director tenures is important to maintaining continuity of our corporate vision and strategy while also recognizing the value of fresh insights and ideas that new directors can bring to our Company.

Reflecting this commitment to diversity of skills, professional experience and viewpoints, from March 2022 through September 2023, our board reflected 30% gender diversity and 40% racial/ethnic diversity.

In September 2023, in connection with the exit of the Sponsors, the board underwent changes to its composition resulting in four directors stepping off the board and the appointment of two new directors, both of whom are diverse. The size of the board was also reduced from ten to eight members. Subsequently, our board determined to nominate Fiona Tan to our board, with Ms. Tan to be elected at the Annual Meeting. Assuming Ms. Tan's election at the Annual Meeting, the size of our board will be increased to nine members, and our board will reflect approximately 33% gender diversity and 44% ethnic diversity.

The below charts highlight the various skills and qualifications, diversity, independence and tenure metrics that are currently reflected by our continuing director and director nominees and that the board believes are relevant to the Company’s current profile and strategic needs.

Director Independence, Diversity and Refreshment

3.5	AVERAGE YEARS OF CURRENT DIRECTOR TENURE	46-67	AGE RANGE OF DIRECTORS AND NOMINEES

2024 THE AZEK COMPANY Proxy Statement	9	PROXY STATEMENT SUMMARY

Stockholder Engagement

Fostering strong, long-term relationships with stockholders and other stakeholders is a key objective. We maintain a robust year-round stockholder engagement program to properly understand stockholder interests, and our senior management and investor relations team routinely communicate with our stockholders to solicit their views with respect to key corporate matters, such as corporate strategy, corporate governance, risk oversight, executive compensation, environmental, social and governance, or ESG, matters and human capital deployment. In fiscal year 2023, we interacted with stockholders who owned shares of common stock representing approximately 74% of the outstanding shares of our common stock as of September 30, 2023. The below information highlights our stockholder engagement efforts in 2023. We believe our proactive engagement approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

WHO WE ENGAGE	HOW WE ENGAGE	KEY TOPICS OF ENGAGEMENT
• Institutional Investors	• One-on-one and Group meetings	• Overall Business Strategy
• Sell-side Analysts	• Earnings Calls	• Executive Compensation
• Retail Stockholders	• Industry Presentations and Conferences	• Current Business and Financial Conditions
• Proxy Advisory Firms	• Written and Electronic Communications	• ESG Matters
KEY ENGAGEMENT RESOURCES
• Our Website at investors.azekco.com	• Annual Proxy Statement	• Annual Report
• Quarterly Earnings	• Annual Meeting	• ESG Report

2023 Stockholder Engagement by the Numbers

98%	Percentage of Top 30 Holders, as of September 30, 2023, of our Common Stock with whom We Engaged	~270	Investor Interactions in FY2023

2024 THE AZEK COMPANY Proxy Statement	10	PROXY STATEMENT SUMMARY

THE AZEK COMPANY INC.

PROXY STATEMENT FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Eastern Time on Friday, March 1, 2024

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders, or the Annual Meeting, of The AZEK Company Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually via live audio webcast on Friday, March 1, 2024 at 8:00 a.m. Eastern Time. The Annual Meeting can be accessed via the Internet at www.virtualshareholdermeeting.com/AZEK2024 where you will be able to attend and listen to the Annual Meeting live, submit questions and vote your shares electronically at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

Our board of directors has fixed the close of business on January 12, 2024 as the record date, or the Record Date, for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. The Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access this proxy statement and our annual report on Form 10-K for our fiscal year 2023, or our 2023 Annual Report, is first being mailed on or about January 18, 2024 to all stockholders entitled to vote at the Annual Meeting.

In this proxy statement, the terms “AZEK,” “the Company,” “we,” “us” and “our” refer to The AZEK Company Inc. The mailing address of our principal executive offices is 1330 W Fulton Street #350, Chicago, Illinois 60607.

Notice of availability of proxy materials

On or about January 18, 2024, we expect to mail to our stockholders the Notice. The Notice provides instructions on how to vote via the Internet, mobile device, or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our 2023 Annual Report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.

Questions and answers about the proxy materials and our annual meeting

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained

2024 THE AZEK COMPANY Proxy Statement	11	QUESTIONS AND ANSWERS

on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and shall not be deemed filed under the Securities Act or the Exchange Act, and references to our website address in this proxy statement are inactive textual references only.

Why are you holding a virtual Annual Meeting and how can stockholders attend?

We will be hosting the Annual Meeting via live webcast only. We believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs and enable improved communication. It also reduces the environmental impact of our Annual Meeting. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/AZEK2024 with your 16-digit control number included in the Notice, on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other nominee if you are a street name stockholder, as described below.

The Annual Meeting live webcast will begin promptly at 8:00 a.m. Eastern Time on Friday, March 1, 2024. Stockholders may vote and submit questions while attending the meeting online. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures. Participants should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/AZEK2024.

What matters am I voting on and how does the board of directors recommend that I vote?

PROPOSAL		BOARD OF DIRECTORS VOTING RECOMMENDATION

PROPOSAL NO. 1	The election of eight directors to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR each nominee
PROPOSAL NO. 2	Ratification of the appointment of PwC as our independent registered public accounting firm for our year ending September 30, 2024.	FOR
PROPOSAL NO. 3	Approval, on an advisory, non-binding basis, of the compensation of our named executive officers.	FOR

Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. You may be asked to consider any other business that properly comes before the Annual Meeting.

Who is entitled to vote?

Holders of our Class A common stock as of the close of business on the Record Date will be entitled to one vote for each share of our Class A common stock held by them on the Record Date with respect to all matters to be acted upon at the Annual Meeting. As of the Record Date, there were 145,826,079 shares of our Class A common stock and zero shares of our Class B common stock outstanding. We refer to our Class A common stock and our Class B common stock collectively as our common stock. Stockholders do not have cumulative voting rights for the election of directors.

Stockholders of record; shares registered in your name

If shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy and indicate your voting choices directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

2024 THE AZEK COMPANY Proxy Statement	12	QUESTIONS AND ANSWERS

Street name stockholders

If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares in the manner provided in the voting instructions you receive from your broker, bank or other nominee. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Street name stockholders are also invited to attend the virtual Annual Meeting. However, because a street name stockholder is not the stockholder of record, you may not vote your shares of our common stock virtually at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

PROPOSAL		VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

PROPOSAL NO. 1	The election of eight directors to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified.

Our bylaws state that, to be elected, a nominee must receive a plurality of the votes, which means that the nominees that receive the highest number of votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will have no effect on the outcome of this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

PROPOSAL NO. 2	Ratification of the appointment of PwC as our independent registered public accounting firm for our year ending September 30, 2024.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in its discretion. Therefore, no broker non-votes are expected in connection with this proposal.

PROPOSAL NO. 3	Approval, on an advisory, non-binding basis, of the compensation of our named executive officers.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Broker non-votes are not counted as shares entitled to vote on this proposal, and thus, will have no effect on the outcome of the proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our bylaws and Delaware law. The presence in person or represented by proxy of the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote on a matter at the Annual Meeting will constitute a quorum for that matter at the Annual Meeting. Where a separate vote by a class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

2024 THE AZEK COMPANY Proxy Statement	13	QUESTIONS AND ANSWERS

•
By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on February 29, 2024 (have your Notice or proxy card in hand when you visit the website);
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By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on February 29, 2024 (have your Notice or proxy card in hand when you call);
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By completing and mailing your proxy card (if you received printed proxy materials) to be received by 6:00 p.m. Eastern Time on February 29, 2024; or
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By attending the virtual meeting by visiting www.virtualshareholdermeeting.com/AZEK2024, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website. If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

VOTING VIA THE INTERNET OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU WISH TO DO SO.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. As discussed above, if you are a street name stockholder, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time by:

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entering a new vote by Internet or by telephone before the Annual Meeting;
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delivering a written notice of revocation or completing and returning a later-dated proxy card before 6:00 p.m. Eastern Time on February 29, 2024 to the Corporate Secretary of AZEK, in writing, at The AZEK Company Inc., 1330 W Fulton Street #350, Chicago, Illinois 60607; or
•
attending and voting electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jesse Singh (our President and Chief Executive Officer), Peter Clifford (our Chief Operations Officer and Chief Financial Officer) and Morgan Walbridge (our Chief Legal Officer and Secretary) have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed, adjourned or continued, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our 2023 Annual Report, primarily via the Internet. The Notice containing instructions on how to access this proxy statement and our 2023 Annual Report is first being mailed on or about January 18, 2024 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the cost of our annual meetings of stockholders.

2024 THE AZEK COMPANY Proxy Statement	14	QUESTIONS AND ANSWERS

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks and other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained D.F. King & Co. to solicit proxies for a fee of $13,500 plus a reasonable amount to cover expenses.

How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?

Brokers, banks and other nominees holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PwC as our independent registered public accounting firm for our year ending September 30, 2024. Your broker, bank or other nominee will not have discretion to vote on the election of directors or the approval of the compensation of our named executive officers, each of which is a “non-routine” matter, absent direction from you. If the broker, bank or other nominee that holds your shares in street name returns a proxy card without voting on a non-routine proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” Broker non-votes are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if they receive paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee.

You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling Broadridge’s Householding Department at 1-866-540-7095. We encourage stockholders to contact us by telephone instead of physical mail to help ensure timely receipt of any request for proxy materials. Additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials will be sent promptly upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Broadridge Householding Department at the address above or by calling 1-866-540-7095.

2024 THE AZEK COMPANY Proxy Statement	15	QUESTIONS AND ANSWERS

What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?

RULE 14A-8 STOCKHOLDER PROPOSALS

As prescribed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders. For a Rule 14a-8 stockholder proposal to be timely and considered for inclusion in our proxy statement for our 2025 annual meeting of stockholders, the proposal must comply with all applicable requirements of Rule 14a-8, including with respect to ownership of our common stock, and our Corporate Secretary must receive the written proposal at our principal executive offices by the deadline prescribed by Rule 14a-8 under the Exchange Act (provided that the 2025 annual meeting of stockholders is not held more than 30 days from the first anniversary of the Annual Meeting, the applicable deadline will be September 20, 2024). Stockholder proposals should be addressed to:

The AZEK Company Inc.

Attention: Corporate Secretary

1330 W Fulton Street #350

Chicago, Illinois 60607

If a stockholder who has notified us of his, her or its intention to present a Rule 14a-8 stockholder proposal at an annual meeting does not appear and a qualified representative of that stockholder does not appear to present his, her or its proposal at such annual meeting, such proposal shall be disregarded and we are not required to present the proposal for a vote at such annual meeting.

ADVANCE NOTICE STOCKHOLDER PROPOSALS

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proper proposal, including director nominations, before an annual meeting of stockholders (regardless of whether the proposal is intended to be included in our proxy statement). Any such advance notice stockholder proposal, including director nominations, must comply with all of the requirements set forth in our Certificate, our bylaws and applicable laws, rules and regulations. Our bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must be a stockholder of record at the time of the giving of the notice and at the time of the annual meeting, (ii) the stockholder is entitled to vote at the meeting, (iii) the business must be a proper matter for stockholder action, and (iv) the stockholder must give timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. For an advance notice stockholder proposal, including director nominations, to be timely for our 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices at the address listed above:

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not earlier than the close of business on 120 days prior to the anniversary of the Annual Meeting; and
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not later than the close of business on 90 days prior to the anniversary of the Annual Meeting.

In the event that we hold our 2025 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of an advance notice stockholder proposal must be received no earlier than the close of business on the 120th day before our 2025 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

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the 90th day prior to our 2025 annual meeting of stockholders; or
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the 10th day following the day on which public announcement of the date of the 2025 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present an advance notice stockholder proposal, including director nominations, at an annual meeting does not appear and a qualified representative of that stockholder does not appear to present his, her or its proposal at such annual meeting, such proposal shall be disregarded and we are not required to present the proposal for a vote at such annual meeting.

You are advised to review our bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.

2024 THE AZEK COMPANY Proxy Statement	16	QUESTIONS AND ANSWERS

RULE 14A-19 STOCKHOLDER PROPOSALS

To comply with the universal proxy rules, stockholders who intend to solicit in support of director nominees other than our nominees must comply with the advance notice procedures set forth in our bylaws and described above and provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than December 31, 2024. However, note that this date does not supersede any of the requirements or timing required by our bylaws.

Availability of amended and restated bylaws

A copy of our amended and restated bylaws is available via the SEC’s website at https://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2024 THE AZEK COMPANY Proxy Statement	17	QUESTIONS AND ANSWERS

BOARD OF DIRECTORS

Board of Directors Composition

We are managed under the direction of our board of directors, which is currently composed of eight members. All of our directors, including our new director nominee, Fiona Tan, but excluding our Chief Executive Officer, are independent within the meaning of the listing standards of the New York Stock Exchange, or the NYSE.

Our Certificate currently provides for a board of directors comprised of three classes of directors. Our Certificate also provides for the phasing out of the classification of our board of directors. Our directors to be elected at the Annual Meeting shall each serve a one-year term. Beginning with our annual meeting of stockholders to be held in 2025, the declassification of our board of directors will be complete and all directors will be subject to annual election for one-year terms.

Director Term and Committee Membership Information

The following table sets forth the names, ages as of January 17, 2024, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting), for our new director nominee and for the continuing member of our board of directors. Full biographical information follows the table.

NAME	CLASS	AGE	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	INDEPENDENT	AUDIT COMMITTEE	COMP. COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Nominees:
Sallie B. Bailey	I	64	2018	2024	2025	X
Vernon J. Nagel	I	66	2021	2024	2025	X
Pamela Edwards	I	61	2023	2024	2025	X
Harmit Singh	I	60	2023	2024	2025	X
Gary Hendrickson (C)	III	67	2017	2024	2025	X
Howard Heckes	III	58	2020	2024	2025	X
Jesse Singh	III	58	2016	2024	2025
Fiona Tan(1)	III	53	N/A	N/A	2025	X
Continuing Director:
Brian Spaly	II	46	2020	2025	—	X

Legend: (C) Chair of the Board | Chair | Member | Audit Committee Financial Expert

(1) Ms. Tan's committee appointments, if any, will be determined following her election at the Annual Meeting.

2024 THE AZEK COMPANY Proxy Statement	18	BOARD OF DIRECTORS

Nominees for Director

GARY HENDRICKSON

Gary Hendrickson, a director since May 2017, is the Chair of our board of directors, a position he has held since May 2017. Mr. Hendrickson previously served as the Chairman and Chief Executive Officer of the Valspar Corporation, a global paint and coatings manufacturer, from June 2011 to June 2017, and was its President and Chief Operating Officer from February 2008 until June 2011. Mr. Hendrickson held various executive leadership roles with the Valspar Corporation from 2001 until 2017, including positions with responsibilities for the Asia Pacific operations. Mr. Hendrickson also serves as a director of Polaris Industries Inc., a publicly traded global manufacturer and seller of off-road vehicles, including all-terrain vehicles and snowmobiles and served as a director of Waters Corporation, a leading specialty measurement company and pioneer of chromatography, mass spectrometry and thermal analysis innovations serving the life, materials and food sciences, from 2018 to 2022. Mr. Hendrickson’s experience as President and Chief Executive Officer of a global company provides expertise in corporate leadership and development and execution of business growth strategy. He also brings to the board of directors significant global experience and knowledge of competitive strategy.

Age: 67 Director Since: 2017

JESSE SINGH

Jesse Singh, a director since he joined us in June 2016, is our Chief Executive Officer and President. Prior to joining us, Mr. Singh worked for 14 years at the 3M Company, a manufacturer and marketer of a range of products and services through its safety & industrial, transportation & electronics, health care and consumer segments, and served in numerous leadership roles at 3M, including Chief Commercial Officer, President of 3M’s Health Information Systems business and VP of the Stationery and Office supplies business, which included the iconic Post-it and Scotch Brands. During his career at 3M, Mr. Singh was involved in running 3M’s worldwide, customer-facing operations, which was comprised of approximately 4,000 shared services, 12,000 sales and 5,000 marketing professionals. He also served as CEO of 3M’s joint venture in Japan and led 3M’s global electronics materials business. Mr. Singh currently serves on the board and as a member of the audit and compensation committees of Carlisle Companies Incorporated. Mr. Singh brings to our board of directors extensive senior leadership experience and a comprehensive knowledge of our business and perspective of our day-to-day operations.

Age: 58 Director Since: 2016

Age: 64 Director Since: 2018

SALLIE B. BAILEY

Sallie B. Bailey, a director since November 2018, previously served as the Executive Vice President and Chief Financial Officer of Louisiana-Pacific Corporation, a leading manufacturer of engineered wood building products for residential, industrial and light commercial construction, from December 2011 to July 2018. Prior to working for Louisiana-Pacific Corporation, Ms. Bailey worked as the Vice President and Chief Financial Officer of Ferro Corporation, a global specialty materials company, from January 2007 to July 2010 following an eleven-year career at The Timken Company, a global producer of engineered bearings and alloy steel, in various senior management positions of increasing responsibility, lastly as Senior Vice President, Finance and Controller between 2003 and 2006. Ms. Bailey also currently serves as a director of L3 Harris Technologies, Inc., a technology company, defense contractor and information technology services provider, and NVR, Inc., a homebuilding and mortgage banking company. Ms. Bailey brings to our board of directors a broad knowledge of corporate finance, strategic planning, banking relationships, operations, complex information technology and other systems, enterprise risk management and investor relations gained through prior service as a senior executive of large global manufacturing companies, including as Chief Financial Officer, and she also has knowledge of and experience with complex financial and accounting functions and internal controls.

2024 THE AZEK COMPANY Proxy Statement	19	BOARD OF DIRECTORS

VERNON J. NAGEL

Vernon J. Nagel, a director since November 2021, previously served as Chairman and Chief Executive Officer of Acuity Brands, Inc., a publicly traded, leading industrial technology company focused on providing building and lighting solutions primarily for commercial and industrial applications, from September 2004 until January 2020. He was Executive Chairman from February 2020 until his retirement in December 2020. He joined Acuity Brands in December 2001 as Executive Vice President and Chief Financial Officer. While at Acuity Brands, Mr. Nagel significantly enhanced shareholder value by introducing innovative technologies, expanding markets served through organic growth and numerous acquisitions, and driving company-wide productivity through the implementation of LEAN business processes. Mr. Nagel currently serves on the board of directors of Southwire, a privately held company that is a leading provider of wire and cable and other electrical solutions, and ScanSource, Inc., a publicly traded company that is a leading hybrid technology distributor. Mr. Nagel received a B.B.A. from the University of Michigan and is a Certified Public Accountant (Inactive). We believe that Mr. Nagel’s extensive experience in strategic, operational, and financial matters as well as executive leadership and corporate governance, over his more than 40-year career, qualifies him to serve on our board of directors.

Age: 66 Director Since: 2021

PAMELA EDWARDS

Pamela Edwards, a director since September 2023, most recently served as Chief Financial Officer and Executive Vice President of Citi Trends, Inc., a retail clothing chain selling products targeted primarily at urban customers from January 2021 until April 2022. Previously, Ms. Edwards held various roles at L Brands Inc., one of the world’s leading specialty retailers, including as Chief Financial Officer and Executive Vice President of its Mast Global division from April 2017 to September 2020, Chief Financial Officer of its Victoria’s Secret division (n/k/a Victoria’s Secret & Co.), from 2007 to April 2017, and Chief Financial Officer of its Express division from 2005 to 2007. Prior to that, Ms. Edwards worked in various business and financial planning roles at Gap/Old Navy, Sears Roebuck and Kraft Foods. Ms. Edwards currently serves on the board of directors of NMG Holding Company, Inc. (formerly known as Neiman Marcus Group LLC), where she is Chair of the Audit Committee, and Hibbett, Inc. Ms. Edwards received an M.B.A. from Duke University and a B.S. in Finance from Florida A&M University. Ms. Edwards is also NACD Directorship Certified®. Ms. Edward’s extensive background, especially as Chief Financial Officer of large retail operations and consumer brand experience, brings valuable perspective and expertise to our board of directors.

Age: 61 Director Since: 2023

HARMIT SINGH

Harmit Singh, a director since September 2023, also currently serves as the Chief Financial and Growth Officer of Levi Strauss & Co. where he is responsible for managing finance, strategy, information technology, strategic sourcing, real estate and global business services functions globally. Previously, Mr. Singh was Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation from August 2008 to December 2012. Prior to that, he spent 14 years at Yum! Brands, Inc. in a variety of global leadership roles, including Senior Vice President and Chief Financial Officer of Yum Restaurants International. Before joining Yum!, Mr. Singh worked in various financial capacities for American Express India & Area Countries. Mr. Singh also served on the board of directors and the audit committees of Buffalo Wild Wings Inc. and OpenText Corporation. Mr. Singh received a B.A. in Commerce from the University of Delhi (India) and is a Chartered Accountant from the Institute of Chartered Accountants of India. Mr. Singh brings over 30 years of experience driving growth for global consumer brands and significant experience as a finance executive to our board of directors. Mr. H. Singh is not related to Jesse Singh, our CEO.

Age: 60 Director Since: 2023

2024 THE AZEK COMPANY Proxy Statement	20	BOARD OF DIRECTORS

HOWARD HECKES

Howard Heckes, a director since November 2020, is the President and Chief Executive Officer of Masonite International Corporation and has served in that role since June 2019. From 2017 to 2019, Mr. Heckes served as Chief Executive Officer of Energy Management Collaborative, a privately held company providing LED lighting and controls and IoT conversion systems and service solutions based in Plymouth, Minnesota. Previously, Mr. Heckes served in various senior operations roles at The Valspar Corporation, including as Executive Vice President and President of Global Coatings from 2014 to 2017 and as Senior Vice President, Global Consumer from 2008 to 2014. Prior to joining Valspar, Mr. Heckes held various leadership roles at Newell Rubbermaid, including President of Sanford Brands and President of Graco Children’s Products. Mr. Heckes currently serves on the board of directors of Masonite International Corporation. Mr. Heckes holds a B.S. in Industrial Engineering from Iowa State University and an M.S. in Industrial Engineering from the University of Iowa. Mr. Heckes brings to our board of directors extensive experience in corporate leadership, the development and execution of business growth strategies and significant consumer brand and business operating experience.

Age: 58 Director Since: 2020

FIONA TAN

If elected, Fiona Tan will become a member of our board of directors in March 2023. Ms. Tan has served as Chief Technology Officer for Wayfair Inc. since March 2022, and as Global Head of Customer and Supplier Technology for Wayfair Inc. from September 2020 to March 2022. Prior to that Ms. Tan held various leadership positions at Walmart Inc., including Head of Technology, Walmart US from March 2019 to September 2020, Senior Vice President, Engineering, Customer Technology, Walmart Labs from January 2017 to March 2019 and Vice President, Engineering, International Markets, Walmart Labs Strategy and Operations from April 2014 to January 2017. Prior to that Ms. Tan was Vice President, Engineering for Ariba, Inc. Ms. Tan also previously worked for 16 years at TIBCO Software, Inc., as well as for Oracle Corporation. Currently, Ms. Tan also serves on the board of WM Technology, Inc., a leading cannabis technology platform. Ms. Tan holds an M.S. in Computer Science from Stanford University and a B.S. in Computer Science and Engineering from the Massachusetts Institute of Technology. Ms. Tan brings to our board of directors additional senior executive experience and decades of information technology and cyber expertise, having spent her entire career in information technology roles focused on supporting and improving business strategy and operations with a focus on customers and suppliers.

Age: 53 New Director Nominee

2024 THE AZEK COMPANY Proxy Statement	21	BOARD OF DIRECTORS

Continuing Director

BRIAN SPALY

Brian Spaly, a director since August 2020, is a General Partner at Brand Foundry Ventures. Mr. Spaly served as Chairman of Tecovas, Inc. from 2017 to 2022, and is the founder and former Chief Executive Officer of Trunk Club, a personal styling startup focused on making it easy for men and women to discover and acquire stylish clothing without the hassles of the traditional shopping experience. Mr. Spaly led Trunk Club during its acquisition in August 2014. From 2006 to 2009, Mr. Spaly was the founder of Bonobos, a men’s clothing company, which was acquired in July 2017. From June 2018 to September 2021, he served as a member of the board of directors of Deckers Brands, a global portfolio of footwear brands such as UGG, Hoka, Teva and Sanuk. In addition to serving on the board of directors of Tecovas, Inc., Mr. Spaly currently serves on the boards of several other early-stage growth companies. He holds a Bachelor of Arts degree in economics from Princeton University and an M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Spaly’s experience leading high-growth companies as CEO and public companies as a board member, along with his proven digital and direct marketing experience, will continue to benefit AZEK as we continue to focus on growing our business and further differentiating our leading product offering.

Age: 46 Director Since: 2020

2024 THE AZEK COMPANY Proxy Statement	22	BOARD OF DIRECTORS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our Certificate, as currently in effect, our board of directors is divided into three classes of directors. The classification of our board of directors is currently being phased out, such that, beginning with our 2025 annual meeting of stockholders, the declassification of our board of directors will be complete and all directors will be subject to annual election for one-year terms. There are seven directors with terms of office expiring at our Annual Meeting.

At the recommendation of our nominating and governance committee, our board of directors has nominated eight candidates for election as directors at the Annual Meeting. In connection with the nominations, our board of directors has approved an increase in the size of the board of directors from eight to nine members, which increase in the size of the board is conditioned on and only effective in the event that our new director nominee, Fiona Tan is affirmatively elected as a director at the Annual Meeting. In the event our new director nominee, Fiona Tan, is not elected, the size of the board of directors will remain at eight directors.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Gary Hendrickson, Sallie B. Bailey, Pamela Edwards, Howard Heckes, Vernon J. Nagel, Harmit Singh, Jesse Singh and Fiona Tan as nominees for election as directors at the Annual Meeting. If elected, each of them will serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Each of the nominees, other than Fiona Tan, is a current member of our board of directors. Pamela Edwards and Harmit Singh were appointed by the board of directors effective September 14, 2023, and are each subject to reappointment by our stockholders at the Annual Meeting. In addition, in connection with our continued efforts to enhance the composition our board of directors, the board of directors has nominated Fiona Tan for appointment by the stockholders of the Company at the Annual Meeting. For information concerning the nominees, please see “Board of Directors—Nominees for Director.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of each of Messrs. Hendrickson, Heckes, Nagel, H. Singh and J. Singh and Mses. Bailey, Edwards and Tan. We expect that each of them will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy; provided, however, that in the event that Ms. Tan is not appointed as a director at the Annual Meeting, the size of the board of directors will remain at eight directors and there will not be a vacancy with respect to the position on the board of directors that would have been filled by Ms. Tan. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not vote your shares on this matter.

2024 THE AZEK COMPANY Proxy Statement	23	ELECTION OF DIRECTORS

Vote Required; Recommendation of the Board of Directors

Our bylaws state that, to be elected, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, which means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will have no effect on the outcome of this proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF GARY HENDRICKSON, SALLIE B. BAILEY, PAMELA EDWARDS, HOWARD HECKES, VERNON J. NAGEL, HARMIT SINGH, JESSE SINGH AND FIONA TAN TO THE BOARD FOR A ONE-YEAR TERM EXPIRING IN 2025.

2024 THE AZEK COMPANY Proxy Statement	24	ELECTION OF DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Highlights

We are committed to operating with integrity and accountability. Our corporate governance policies set clear expectations and responsibilities for our board of directors, leaders, employees and business partners to ensure we conduct our operations in a manner that is consistent with the highest standards of business ethics and accountability. Corporate governance highlights include the following:

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Independent board chair, board composed of all non-employee directors (other than CEO) and 100% independent committee members;
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Four “audit committee financial experts” serving on audit committee;
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Board oversight of ESG, including corporate responsibility, and related matters, policies and disclosures and board oversight of risk management;
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Demonstrated director refreshment by adding two new directors in fiscal year 2023 and nominating a new director nominee for election at the Annual Meeting;
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Policies in place prohibiting short sales, hedging, margin accounts and pledging of our stock applicable to all employees and directors;
•
Robust stock ownership policy for officers and directors and clawback policy applicable to executive officers in place allowing for recovery of certain compensation.

Commitment to Sustainability and Corporate Responsibility

We are committed to having a positive and lasting impact on the world and, as both a recycler and consumer of hundreds of millions of pounds of otherwise landfill-bound waste and scrap each year, our commitment to ESG stewardship is fundamental to the products and innovations we bring to market. By focusing on what positively impacts our products, people and planet the most, our ESG strategy, which we call our FULL-CIRCLE™ ESG strategy, fuels AZEK’s growth and profitability. It future proofs our business, enables us to attract and engage employees, customers, suppliers, investors and other key stakeholders, and positions us for long-term success and shared value creation.

In alignment with our core value of always striving to be better today than yesterday, we are committed to building on our strengths and improving how we measure and monitor our progress on our ESG-related initiatives. Our board of directors oversees ESG matters, including corporate social responsibility and sustainability initiatives, policies and disclosures. See “Role of the Board in ESG Oversight” below. We believe the following further highlight our commitment to sustainability and corporate responsibility:

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Engaged both internal and external stakeholders on our FULL-CIRCLE ESG strategy and released our third annual ESG report in fiscal year 2023;
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Largest vertically integrated PVC recycler in the United States and divert hundreds of millions of pounds of scrap and waste from landfills and into our products annually;
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Reused approximately 99% of the scrap generated in our core manufacturing facilities in fiscal 2023;
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Increased the percentage of recycled content in our PVC decking products to approximately 62% and trim products to approximately 33% in fiscal year 2023, up from approximately 56% and approximately 25%, respectively, in fiscal year 2022;
•
Submitted a response to CDP’s Climate Change Questionnaire for the first time in fiscal year 2023;
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Achieved +Vantage Vinyl Verification from the Vinyl Sustainability Council for three years in a row;
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Include ESG metrics in our annual incentive awards; and
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Continually recognized for sustainability leadership and innovation, including by Good Housekeeping, Green Builder, Real Leaders and USA Today in fiscal year 2023.

2024 THE AZEK COMPANY Proxy Statement	25	CORPORATE GOVERNANCE

Human Capital and Diversity, Equity and Inclusion

We are committed to social responsibility within our workforce and believe that cultivating a diverse and inclusive workplace provides for a broad array of viewpoints, talents and skills that drive operational excellence and build a more inclusive future. Our culture is comprised of innovative, growth-minded individuals committed to always doing the right thing, continuous improvement and solving problems for our customers and partners. We believe the following further highlight our commitment to social responsibility within our workforce:

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Continuing focus on our safety performance, including a 27% year over year improvement in our total recordable incident rate, or TRIR, in fiscal year 2023;
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Introducing Unconscious Bias training for every employee and achieved a 92% completion rate;
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Sponsoring Employee Resource Groups, including for women, veteran, LGBTQ+ and black/African American employees;
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Conducting annual employee-wide engagement surveys and achieving top quartile engagement scores two years in a row;
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Committed to include diverse candidates in any pool of candidates from which both employees and board of director nominees are chosen; and
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Named one of Chicago Tribune’s Top Workplaces for the third year in a row in 2023 and named a 2024 Best Company to Work For by U.S. News and World Report.

Role of the Board in ESG Oversight

The Board of Directors is responsible for overseeing the Company’s strategic direction, including the integration of ESG risks and opportunities into the Company’s strategy. Each Board committee also plays an important role in overseeing aspects of ESG, and provides regular updates to the full Board on its areas of ESG oversight responsibility. The Board, taking into account these reports, monitors ESG-related risks and opportunities as part of its overarching risk management and strategy responsibilities. At the management level, we have also established an ESG Steering Committee consisting of leaders from across our organization. The ESG Steering Committee generally meets monthly and is responsible for oversight of the day-to-day management of ESG matters, as well as formulating strategies for achieving ESG targets and tracking performance to completion. In addition, our Vice President of ESG oversees our day-to-day initiatives and execution and reports directly to our CEO on these matters. All levels of the organization support the board of directors with its oversight of our ESG strategy.

Board of Directors

Oversees all aspects of our ESG strategy, including corporate responsibility and sustainability matters, human capital and diversity, equity and inclusion programs, the Company’s annual ESG Report and the integration of ESG risks and opportunities into the Company’s strategy

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Oversees financial reporting and internal controls relating to ESG matters, cybersecurity and legal and regulatory compliance with ESG	Oversees ESG components included in our executive compensation program and our compensation disclosures	Oversees board composition and performance, corporate governance and sustainability matters and ESG-related disclosures

Senior Management and ESG Steering Committee
Responsible for establishing ambitious but achievable ESG targets as well as day-to-day management of ESG matters

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Board Leadership

Our board of directors is responsible for the supervision and oversight of our business affairs. In executing this responsibility, our board of directors establishes corporate policies, sets strategic direction and oversees management. Our board of directors has not adopted a formal policy with respect to the separation of the offices of Chief Executive Officer and Chair of the Board. It is our board of directors’ view that rather than having a rigid policy, our board of directors should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chair of the Board, with Mr. J. Singh serving as our Chief Executive Officer and Mr. Hendrickson serving as non-executive Chair of the Board. We believe this is appropriate as it provides Mr. J. Singh with the ability to focus on our day-to-day operations while Mr. Hendrickson focuses on the oversight by our board of directors.

Director Independence

Pursuant to the corporate governance standards of the NYSE, a director employed by us cannot be deemed an “independent director,” and each other director will qualify as “independent” only if our board of directors affirmatively determines that they have no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making such determinations, the board of directors considered that certain directors serve as directors of other companies with which we engage from time to time in the ordinary course of business and, in accordance with our independence standards, determined that none of these relationships were material or impaired the independence of any of our directors or our new director nominee. The fact that a director may own our capital stock is not, by itself, considered a material relationship. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has affirmatively determined that each of Gary Hendrickson, Sallie B. Bailey, Pamela Edwards, Howard Heckes, Vernon J. Nagel, Harmit Singh, Brian Spaly and Fiona Tan are independent in accordance with the NYSE rules. There are no family relationships among any of our directors or executive officers.

In addition, our board of directors has determined that each member of our audit committee and compensation committee satisfies the independence requirements for audit committee members or compensation committee members, as applicable, under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act, as applicable. Each of Sallie B. Bailey, Pamela Edwards, Howard Heckes and Vernon J. Nagel has been determined to be an “audit committee financial expert” as defined under SEC rules. All members of the audit committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Meetings of the Board of Directors

Our board of directors held four (4) meetings (including regularly scheduled and special meetings) during our fiscal year 2023. Every incumbent director attended 100% of the meetings of our board of directors and of any board committees of which they were a member during our fiscal year 2023. Our non-employee directors meet by themselves, without non-independent directors and management present, not less than two times per year. Meetings of our non-employee directors are presided over by the chair of our board of directors. Under our Corporate Governance Guidelines, directors are encouraged and expected to attend our annual meeting of stockholders. Seven of our then-current directors attended our 2023 annual meeting of stockholders.

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Our Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. From time to time, our board of directors may establish other committees to facilitate the management of our business. A copy of each committee’s charter is posted on the environmental, social and governance section of our website, www.azekco.com. Members serve on these committees until their resignation or until as otherwise determined by our board.

AUDIT COMMITTEE

Current Members: Vernon J. Nagel (Chair), Sallie B. Bailey, Pamela Edwards, Howard Heckes, Brian Spaly Number of Meetings Held in Fiscal 2023: 10

Our audit committee’s responsibilities include, among other things:

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Overseeing the quality and integrity of our financial statements and the financial reporting process;
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Appointing and overseeing our external auditors and meeting separately with our external auditors to discuss the scope of their work and their findings;
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Overseeing our annual audit process, including considering and discussing with our external auditors and management significant accounting and reporting issues, the results of the audit, whether the financial statements are complete and the audit opinion;
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Reviewing and discussing with our external auditors and management our annual and quarterly financial statements and earnings press releases;
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Providing oversight with respect to our capital structure, key financial ratios and liquidity;
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Overseeing compliance with our financial covenants and authorizing prepayment, redemption, repurchase or defeasance of our material indebtedness;

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Overseeing our internal controls and advising management, our internal audit department and our external auditors with respect to internal control matters;
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Reviewing and discussing significant changes to our accounting policies with management and our external auditors;
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Reviewing internal audit reports and regularly evaluating the effectiveness of our internal audit function;
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Monitoring and discussing with management our risk assessment and risk management policies and processes, including risks related to financial reporting, cybersecurity, and compliance;
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Overseeing the effectiveness of our systems for detecting fraud and monitoring compliance with laws and regulations; and
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Reviewing and assessing audit committee members’ individual performance and the performance of the audit committee as a whole.

Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our board of directors has determined that each of Sallie B. Bailey, Pamela Edwards, Howard Heckes and Vernon J. Nagel is an “audit committee financial expert” as such term is defined under the SEC rules.

Mr. Nagel became our audit committee chair on May 23, 2023. Ms. Edwards joined our audit committee on September 14, 2023. Fumbi Chima stepped down from the board and the audit committee on September 14, 2023.

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COMPENSATION COMMITTEE

Current Members: Gary Hendrickson (Chair), Vernon J. Nagel, Harmit Singh Number of Meetings Held in Fiscal 2023: 4

Our compensation committee’s responsibilities include, among other things:

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Annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation;
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Evaluating our Chief Executive Officer’s performance;
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Approving or recommending to our board of directors to approve our Chief Executive Officer’s compensation;
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Reviewing and approving, or recommending to the board to approve, the compensation of our other executive officers;
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Reviewing, approving and overseeing our compensation and benefits plans;
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Approving equity grants and awards;

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Developing and recommending to the board of directors to approve our CEO succession plan;
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Reviewing executive compensation disclosures;
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Reviewing and assessing any “say on pay” advisory votes and the frequency with which we conduct such votes;
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Overseeing our incentive compensation arrangements vis-à-vis our risk management practices and otherwise oversee our compensation programs from a risk mitigation perspective; and
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Reviewing and approving other policies and practices related to the compensation of our directors, officers and employees.

Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. The compensation committee may delegate, to the extent permitted by applicable law, to management or management committees certain of its duties and responsibilities, including the authority to determine the individual amounts of grants to our employees other than our executive officers.

Mr. H. Singh joined our compensation committee on September 14, 2023. Each of Natasha Li and Ashfaq Qadri stepped down from the board and the compensation committee on September 14, 2023.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Current Members: Gary Hendrickson (Chair), Sallie B. Bailey, Howard Heckes Number of Meetings Held in Fiscal 2023: 4

Our nominating and corporate governance committee’s responsibilities include, among other things:

•
Reviewing and recommending to our board of directors the skills, experience, characteristics and other criteria for identifying and evaluating directors;
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Evaluating the composition of our board of directors;
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Identifying, selecting and recommending to our board of directors individuals to become members of our board of directors;
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Reviewing our board of directors’ committee structure and making recommendations regarding the appointment of directors to committees;
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Reviewing the performance and qualifications of our directors;
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Discussing succession planning for our board of directors and key leadership roles on our board of directors and its committees;
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Overseeing the annual evaluation of the performance of our board of directors and each committee thereof;

•
Reviewing our corporate governance guidelines, bylaws and other appropriate policies applicable to our corporate governance;
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Reviewing each director’s compliance with the requirements of our corporate governance guidelines relating to service on other boards;
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Reviewing and making recommendations with respect to any stockholder proposals;
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Developing and overseeing our director orientation program and our continuing education program for our directors; and
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Reviewing and resolving potential conflicts of interest involving our directors and officers.

Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations.

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Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines, which are designed to assist our board of directors in performing its duties to us and our stockholders. These guidelines provide general guidance to our board of directors with a view to continuing a strong and effective working relationship both among the board members and also between our board of directors and management. The goal of these guidelines is to reflect current governance practices for our board of directors and to enhance the ability of our board of directors and management to guide the Company in its continuing growth and success. Our Corporate Governance Guidelines may be amended by our board of directors at any time. A copy of our Corporate Governance Guidelines is available under the environmental, social and governance section of our website, www.azekco.com.

Our Corporate Governance Guidelines address items such as:

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Board size;
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Director independence qualifications;
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Board composition and diversity;
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Selection and election of directors;
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Director compensation;
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Board responsibilities and expectations of directors, including with respect to director service on other boards;
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Board meetings;
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Board committees;
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Director orientation and education;
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Use of registered public accounting firms;
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CEO succession; and
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Board involvement in stockholder engagement.

Identification and Evaluation of Nominees for Directors; Board Diversity

The nominating and corporate governance committee considers candidates for director from a variety of sources, including candidates who are recommended by other board members and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates. The nominating and corporate governance committee also considers candidates for director recommended by stockholders who submit such recommendations in writing to our Corporate Secretary and evaluates director candidates recommended by stockholders in the same way it evaluates candidates recommended by the other sources referenced above.

In the cases of Pamela Edwards, Harmit Singh and Fiona Tan, a third-party professional search firm identified each of them as a potential director nominee. Prior to their respective nomination, each of them met with, among others, the chair of our board of directors, our Chief Executive Officer and each member of our nominating and governance committee. In addition, a professional search firm retained by the nominating and governance committee verified information and completed a background check with respect to each of them before a final recommendation was made to the board of directors. After review and discussion, the nominating and governance committee recommended, and the board of directors approved, each of their appointment or nomination, as applicable, to our board of directors.

In accordance with our Corporate Governance Guidelines, the nominating and corporate governance committee identifies and considers candidates based on a diversity of skills, expertise, industry knowledge, diversity of opinion and perspectives and other attributes. The nominating and corporate governance committee has also committed to including candidates with a diversity of age, gender, ethnicity/race and education in any pool of candidates from which board of director nominees are chosen. The board of directors also confirms that our policy of non-discrimination applies in the selection of directors.

Director Commitments and Service on Other Boards

Our board of directors believes that service on other boards is value-additive by allowing our directors to gain insight and experience applicable to our corporate governance and risk oversight practices, as well as our business and operations more

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broadly. However, our board of directors also recognizes the time commitment that service on a board of directors requires, as well as other commitments applicable to our directors, and our Corporate Governance Guidelines therefore establish limits on the number of boards our directors may serve on. Directors who are not public company chief executive officers may serve on a total of four public company boards, including our board. Directors who are also chief executive officers of public companies may serve on a total of two public company boards, including our board. All of our directors and director nominees are in compliance with this policy, and directors are required to consult with the chair of the board and the chair of our nominating and corporate governance committee prior to accepting an invitation to join any other board. In addition, our nominating and corporate governance committee periodically, and at least annually, reviews and evaluates director time commitments, including outside board service and other roles, and considers such commitments when making recommendations regarding director nominations and board leadership roles.

Code of Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Conduct and Ethics for all officers, directors and employees. We have also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer and senior financial officers. We intend to disclose future amendments to certain provisions of our Code of Ethics for Senior Financial Officers, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or other persons performing similar functions, on our website. A copy of each of our Code of Conduct and Ethics and our Code of Ethics for Senior Financial Officers is available under the environmental, social and governance section of our website, www.azekco.com.

Our Code of Conduct and Ethics addresses items such as:

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Guiding ethical principles for our directors, officers and employees;
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Conflicts of interests;
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Compliance with laws;
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Observance of ethical standards;
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Corporate opportunities;
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Competition and fair dealing;
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Confidentiality and insider trading;
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Protection and use of our assets;
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Equal employment opportunity, non-discrimination and anti-harassment policies;
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Health and safety;
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Environmental protection;
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Conducting international business;
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Accuracy of financial reporting and other public communications;
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Political contributions; and
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Whistleblowers and our ethics hotline.

Our Code of Ethics for Senior Financial Officers addresses items such as:

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Avoiding actual or apparent conflicts of interest;
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Disclosure of any material transaction or relationship that could give rise to a conflict of interest;
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Provision of full, fair, accurate, timely and understandable disclosure;
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Compliance with applicable laws, rules and regulations;
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Support for whistleblowers; and
•
Interactions and dealings with our auditors.

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Insider Trading Policy; Hedging and Pledging, Derivatives Trading

We have adopted an insider trading policy that is designed to promote compliance with insider trading laws, rules and regulations, as well as NYSE listing standards. Our insider trading policy prohibits the trading of our securities on the basis of material, nonpublic information, establishes regular blackout periods wherein certain designated employees are prohibited from trading in our securities and requires that all insider 10b5-1 plans comply with applicable law, including with respect to cooling off periods. In addition, under our insider trading policy, our directors, officers and employees are prohibited from engaging in hedging and other monetization transactions (which may include prepaid variable forward contracts, equity swaps, collars and exchange funds) involving our securities, holding our securities in a margin account or pledging our securities as collateral for a loan. We also prohibit our directors, officers and employees from speculating in our equity securities, including through the use of short sales or by trading in options or other derivative securities with respect to our securities.

Stock Ownership Policy

We have adopted a stock ownership policy for our executives. Our stock ownership policy was put in place in connection with our IPO and is intended to increase the alignment of interests between our executives and stockholders. The guidelines and policies of peers and, on a broader basis, industry practices were considered in developing this policy. Our policy provides the following:

Ownership Requirement (multiple of base
Category	salary)
CEO	6x
CFO/COO	3x
Other CEO Direct Reports	2x
Other Executive Officers	1x

Ownership requirements and progress toward their achievement are reviewed annually as part of the compensation planning process. The policy requires retention of 100% of net shares acquired upon any vesting or exercise of equity awards until the ownership requirements are met for our Chief Executive Officer and retention of 50% of net shares acquired upon any vesting or exercise of equity awards until the ownership requirements are met for our other executives. For purposes of the stock ownership policy, we include direct ownership of shares, beneficially owned shares held indirectly (e.g. by family members and trusts), and vested deferred stock units, or DSUs. Unvested stock awards and unexercised options are not included in determining whether an executive has achieved the ownership levels. The compensation committee is responsible for monitoring the application of our stock ownership policy. Each of our current named executive officers is in compliance with this policy.

We have also adopted a stock ownership policy for our directors that requires each non-employee director to hold 100% of after-tax shares from director equity awards until the director holds shares and DSUs with an aggregate value equal to five times the annual cash retainer paid to non-employee directors. All of our non-employee directors currently meet the requirements or are otherwise in compliance with the policy via the retention requirement.

Role of the Board in Risk Oversight; Compensation Risk; Cybersecurity Risk

Our board of directors takes an active role in the oversight of risk management, while management is responsible for addressing the day-to-day risks facing our Company. While our board of directors has primary responsibility for overseeing risk management, our board of directors also delegates certain oversight responsibilities to its committees. For example, our audit committee oversees management of financial risks, including those related to our internal control over financial reporting and disclosure controls and procedures, audit and auditor matters and other accounting matters. With the assistance of our independent compensation consultant, our compensation committee regularly considers and evaluates risks related to our cash and equity-based compensation programs. Our nominating and corporate governance committee oversees management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors, director succession planning and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors keeps itself regularly informed regarding such risks through committee reports and otherwise. For additional information on the roles and responsibilities of each committee, see "—Our Board Committees."

As noted above, our compensation committee considers and evaluates risks related to our compensation programs. Our compensation committee believes that our compensation programs appropriately incentivize our executive officers to take

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prudent risks and are focused on both the short-term and the long-term interests of our stockholders, which is reflected by the fact that our executive officers receive a balanced mix of short-term and long-term, performance-based, variable compensation, as well as fixed salary compensation and long-term, service-based compensation. Our compensation committee also believes that excessive risk taking is mitigated by compensation policies we maintain, including our executive officer stock ownership policy, our hedging and pledging prohibitions and our clawback policy. Consistent with SEC disclosure requirements, the compensation committee has worked with management to assess compensation policies and practices for our employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Cybersecurity continues to be a particularly acute area of risk for companies of all sizes and in all industries, including us. While management is responsible for our cybersecurity program and managing our cybersecurity risks, including our procedures and day-to-day operations, our audit committee oversees our enterprise risk assessment and management program, which includes oversight of cybersecurity risks, including related to artificial intelligence. In performing its oversight responsibilities, our audit committee receives regular reports from, and meets with, our Chief Information Officer and Chief Information Security Officer quarterly to review our information technology and cybersecurity risk profile and to discuss our activities to manage those risks. We use a variety of security products and vendors to protect our information technology infrastructure and data. Our programs continue to adapt and mature as threats continue to evolve. We maintain data encryption, monitoring, loss prevention, data storage, identity / authentication controls, including two-factor authentication tools, and anti-malware and anti-virus solutions. We perform periodic penetration tests to identify and address vulnerabilities and perform cyber simulations to practice our incident response procedures. Our cybersecurity response plans are reviewed not less frequently than annually, and we prioritize new and updated programs as needed to respond to the evolving cybersecurity risks we face. We train employees on cybersecurity risks semi-annually and generate internal phishing campaigns to assess the effectiveness of the training. We have not experienced a known material information security breach nor incurred material breach-related expenses over the last three years. We also regularly review and update our privacy policies in light of evolving data privacy regulations that are applicable to us. We update our privacy policies on our website following such updates.

Related Persons Transaction Policy

We have adopted formal written procedures for the review, approval or ratification of transactions with related persons, or the Related Persons Transaction Policy. The Related Persons Transaction Policy provides that the audit committee of our board of directors is charged with reviewing for approval or ratification all transactions with “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) that are brought to the audit committee’s attention. A copy of our Related Persons Transaction Policy is available under the environmental, social and governance section of our website, www.azekco.com. See “Related Person Transactions” below for a description of related person transactions for fiscal year 2023.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with our board of directors, stockholders, employees and others who are interested in communicating with our board of directors may do so by writing to us at The AZEK Company Inc., Attn: Corporate Secretary, 1330 W Fulton Street #350, Chicago, Illinois 60607. The Corporate Secretary will forward to the chair of our board of directors and such other board members as may be deemed appropriate any such communication, provided that such communication addresses a legitimate business issue.

Non-Employee Director Compensation

DIRECTOR COMPENSATION PROGRAM

We have adopted a director compensation program that was developed primarily based on peer benchmark data in consultation with our independent compensation consultant. The program is annually reviewed and considered relative to the programs of the same peer group used for our executive compensation program, and, if appropriate, modified, by our compensation committee, also with the assistance of our independent compensation consultant. In September 2023, to further align our non-employee director compensation to market levels and continue to attract and retain qualified board candidates, we increased the annual cash retainer by $5,000 and increased the annual equity award by $10,000. We also increased the annual retainer for the chair of our board by $50,000, to be paid in time-vesting restricted stock units, or RSUs. In addition, we allow our directors to

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defer compensation in the form of DSUs, which are subject to our director stock ownership policy describe above. As of September 30, 2023, the program provided the following compensation for non-employee directors:

	Annual Cash Retainer ($)(2)	Equity Compensation Grant Value ($)	One-Time AZEK Product Reimbursement ($)
Board Member	90,000	125,000(3)	25,000
Chair of the Audit Committee	20,000
Chair of the Compensation Committee	17,500
Chair of the Nominating and Corporate Governance Committee	15,000
Non-executive Chair(1)	50,000	50,000(3)
Inaugural Equity Award		105,000(4)
(1)
Waived by Mr. Hendrickson for a period of four years following our IPO.
(2)
Paid quarterly in arrears.
(3)
RSUs granted annually in connection with our annual stockholder meeting and vests on the earlier of the first anniversary of the grant date or the following annual stockholder meeting.
(4)
RSUs granted in connection with a director joining the board of directors and vests on the third anniversary of the grant date.

FISCAL 2023 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended September 30, 2023 by the directors who were not also NEOs. Mr. J. Singh did not receive any additional compensation for his service on the board of directors during the year ended September 30, 2023. Mr. J. Singh’s compensation for the year ended September 30, 2023 is set forth under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned for Fiscal 2023 or Paid in Cash(3)	Stock Awards(4)	Option Awards(5)	All Other Compensation(6)	Total
Sallie B. Bailey	$98,145	$120,013	—	—	$218,158
Fumbi Chima(1)	$81,319	$287,562	—	—	$368,881
Pamela Edwards(2)	$4,158	$167,545	—	—	$171,703
Howard Heckes	$85,232	$120,013	—	$13,336	$218,581
Gary Hendrickson	$117,734	$120,032	—	—	$237,766
Natasha Li(1)	—	—	—	—	—
Vernon J. Nagel	$92,320	$120,060	—	—	$212,380
Ashfaq Qadri(1)	—	—	—	—	—
Bennett Rosenthal(1)	—	—	—	—	—
Harmit Singh(2)	$4,158	$167,545	—	—	$171,703
Brian Spaly	$85,232	$120,013	—	—	$205,245
(1)
Messrs. Qadri and Rosenthal and Mses. Chima and Li stepped down from our board of directors on September 14, 2023. Each of Messrs. Qadri and Rosenthal and Ms. Li is affiliated with one of the Sponsors and was designated to the board of directors by such Sponsor. These directors waived compensation from us for their service as a director.
(2)
Ms. Edwards and Mr. H. Singh joined the board of directors on September 14, 2023.
(3)
The amounts in this column reflect all cash retainers earned for fiscal year 2023 applicable to each director, whether received as cash or deferred in the form of DSUs. During fiscal year 2023, each of Messrs. Hendrickson and Nagel and Ms. Chima elected to defer some or all of their cash retainers. As of September 30, 2023, the aggregate number of DSUs held by each current director was as follows: Mr. Hendrickson: 7,552; and Mr. Nagel: 5,465. Ms. Chima's outstanding DSUs settled in September 2023 in connection with her stepping down from the board.
(4)
The amounts in this column reflect (i) annual RSU awards with a grant date fair value of $115,006 for each non-employee director as of February 28, 2023 who had not waived compensation as noted above, (ii) a prorated RSU award with a grant date fair value of $5,007 for each of Ms. Bailey, Mr. Hendrickson, Mr. Heckes, Mr. Nagel and Mr. Spaly in connection with changes to our director compensation program in September 2023, (iii) an inaugural RSU award with a grant date fair value of $105,021 and a prorated RSU award with a grant date fair value of $62,524 for each of Ms. Edwards and Mr. H. Singh upon joining the board, (iv) $172,488 of incremental fair value associated with the acceleration of a pro-rata portion of Ms. Chima's outstanding unvested equity awards in connection with her resignation from the board of directors in September 2023, and (v) the incremental grant date fair value of DSUs issued to Messrs. Hendrickson ($20), Nagel ($47) and Ms. Chima ($68) during the fiscal year. Such incremental grant date fair value of DSUs is due to rounding when determining the number of DSUs to be issued as a result of the applicable director’s election to defer some or all of their

2024 THE AZEK COMPANY Proxy Statement	34	CORPORATE GOVERNANCE

cash retainers. The grant date fair value of each stock award was computed in accordance with Accounting Standards Codification 718 issued by the Financial Accounting Standards Board, or FASB ASC 718.

For each non-employee director, the aggregate number of stock awards outstanding as of the end of fiscal year 2023 was: Ms. Bailey: 8,843; Ms. Edwards: 5,287; Mr. Heckes: 7,996; Mr. Hendrickson: 12,484; Mr. Nagel: 12,847; Mr. H. Singh: 5,287 and Mr. Spaly: 4,932. This includes unvested restricted stock, RSUs that had not yet vested or for which settlement has been deferred, and DSUs that had not settled.

(5)
For each non-employee director, the aggregate number of option awards outstanding as of the end of fiscal year 2023 was: Ms. Bailey: 30,260; and Mr. Hendrickson: 564,439.
(6)
The amount in this column reflects the value of AZEK products purchased by Mr. Heckes and reimbursed by us pursuant to our director product purchase benefit described above.

Director and Officer Indemnification Agreements

In addition to the indemnification and advancement of expenses required in our Certificate and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of, and the advancement of expenses to, such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. For additional information, please see “Related Person Transactions—Indemnification of Directors and Officers.”

2024 THE AZEK COMPANY Proxy Statement	35	CORPORATE GOVERNANCE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PwC as our independent registered public accounting firm to audit our consolidated financial statements for the year ending September 30, 2024. PwC has served as our independent registered public accounting firm since 2010.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the year ending September 30, 2024. Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by Delaware law, our Certificate or our bylaws. However, our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The audit committee engaged PwC to perform an annual audit of the Company’s financial statements for fiscal year 2023. The audit committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to SEC rules, the fees billed by PwC are disclosed in the table below:

	FY 2023	FY 2022
Audit Fees	$1,700,000	$1,750,000
Audit Related Fees	165,000	—
Tax Fees	—	—
All Other Fees	900	7,900
Total PwC Fees	$1,865,900	$1,757,900

Audit Fees

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, issuances of consents and similar matters.

2024 THE AZEK COMPANY Proxy Statement	36	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT-RELATED FEES

Consists of fees for professional services rendered in connection with our secondary offering completed in fiscal year 2023.

TAX FEES

Consists of fees for professional services for tax advisory and compliance services.

ALL OTHER FEES

Consists of fees for permitted products and services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended September 30, 2023, there were no other professional services provided by PwC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or the PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by PwC in fiscal 2023 and 2022 were pre-approved by our audit committee.

Vote Required; Recommendation of the Board of Directors

The ratification of the appointment of PwC requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. This proposal is considered a routine matter with respect to which a broker or other nominee can generally vote in its discretion. Therefore, no broker non-votes are expected in connection with this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

2024 THE AZEK COMPANY Proxy Statement	37	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE

The audit committee is composed of directors who each satisfy the independence, financial literacy and other requirements of NYSE listing standards and U.S. federal securities laws.

The primary purpose of the audit committee is to assist our board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our internal controls, (4) our independent auditors’ qualifications and independence, (5) the performance of the independent auditors and our internal audit function and (6) other matters as set forth in the audit committee’s charter. The audit committee is further responsible for the appointment and oversight of our independent auditor and is involved in the selection of the independent auditor’s lead audit partner.

Our management has responsibility for preparing our financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. PwC, the audit committee-appointed independent registered public accounting firm for the fiscal year ended September 30, 2023, is responsible for auditing our financial statements and expressing opinions on the conformity of our audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of our internal control over financial reporting.

In its role of financial reporting oversight, the audit committee has reviewed and discussed the Company’s audited financial statements for the year ended September 30, 2023 with management and PwC and reviewed and discussed the results of PwC’s examination of the financial statements. The audit committee also discussed with management, PwC and our internal auditors, the quality and adequacy of our internal controls and the processes for assessing and monitoring risk. The audit committee reviewed with both PwC and our internal auditor their audit plans, audit scope and identification of audit risks.

Representatives of PwC attended all regularly scheduled meetings of the audit committee during the year ended September 30, 2023. The audit committee has discussed with PwC the matters required to be discussed by the PCAOB. The audit committee has also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and has discussed PwC’s independence with PwC. In addition, the audit committee has received written material addressing PwC’s internal quality control procedures and other matters. The audit committee also met with PwC and the head of Internal Audit, with and without management present, to discuss the results of their respective examinations, the reasonableness of significant judgments, the evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. Management has represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Based on the foregoing, the audit committee has recommended to our board of directors that such audited financial statements be included in our 2023 Annual Report as filed with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Vernon J. Nagel (Chair)

Sallie B. Bailey

Pamela Edwards

Howard Heckes

Brian Spaly

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

2024 THE AZEK COMPANY Proxy Statement	38	REPORT OF THE AUDIT COMMITTEE

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of January 17, 2024. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Jesse Singh	58	Chief Executive Officer, President and Director
Peter Clifford	53	Senior Vice President, Chief Operations Officer and Chief Financial Officer
Jonathan Skelly	46	President, Residential and Commercial
Sandra Lamartine	54	Senior Vice President and Chief Human Resources Officer
Morgan Walbridge	45	Senior Vice President, Chief Legal Officer and Secretary
Samara Toole	58	Senior Vice President and Chief Marketing Officer
Christopher Latkovic	57	Senior Vice President of Operations
Michelle Kasson	53	Vice President and Chief Information Officer
Amanda Cimaglia	40	Vice President, ESG and Corporate Affairs

Jesse Singh, a director since he joined us in June 2016, is our Chief Executive Officer and President. Prior to joining us, Mr. Singh worked for 14 years at the 3M Company, a manufacturer and marketer of a range of products and services through its safety & industrial, transportation & electronics, health care and consumer segments, and served in numerous leadership roles at 3M, including Chief Commercial Officer, President of 3M’s Health Information Systems business and VP of the Stationery and Office supplies business, which included the iconic Post-it and Scotch Brands. During his career at 3M, Mr. Singh was involved in running 3M’s worldwide, customer-facing operations, which was comprised of 4,000 shared services, 12,000 sales and 5,000 marketing professionals. He also served as CEO of 3M’s joint venture in Japan and led 3M’s global electronics materials business. Mr. Singh currently serves on the board and as a member of the audit and compensation committees of Carlisle Companies Incorporated. Mr. Singh brings to our board of directors extensive senior leadership experience and a comprehensive knowledge of our business and perspective of our day-to-day operations.

Peter Clifford is currently serving as our Senior Vice President, Chief Operations Officer and Chief Financial Officer and joined us in August 2021. Prior to joining us, Mr. Clifford served as President and Chief Operating Officer, from May 2019 to August 2021, as well as Chief Financial Officer, from March 2015 to May 2019, of Cantel Medical Corp., which was publicly traded until its acquisition by STERIS plc in June 2021. Before joining Cantel Medical Corp., from March 2006 to March 2015, Mr. Clifford held many senior financial positions at IDEX Corporation, including as Chief Financial Officer of IDEX Corporation’s Fluid Metering Technology and Health & Science Technologies Divisions. Mr. Clifford also worked in various financial leadership roles at General Electric Company before joining IDEX Corporation.

Jonathan Skelly is currently serving as our President, Residential and Commercial and joined us in January 2018. Mr. Skelly has more than 20 years of sales, customer service, strategy, mergers & acquisitions, and integration experience. He most recently served as our President, Residential Segment, and prior thereto, as our Senior Vice President of Customer Experience. Prior to joining us, Mr. Skelly served as Vice President of Corporate Development for W. W. Grainger, Inc., an industrial supply company, from 2010 to December 2017. During that time, Mr. Skelly was responsible for all global and domestic corporate development and mergers and acquisitions. Prior to that, he held a variety of leadership positions including Director of Strategic Business Development for The Home Depot Inc. and Director of Mergers & Acquisitions for Hughes Supply, Inc.

Sandra Lamartine is currently serving as our Senior Vice President and Chief Human Resources Officer and joined us in April 2021. Ms. Lamartine brings to AZEK more than two decades of experience in organizational design, leadership development and talent management, spanning a number of industries, including building products, professional services, telecommunications and nutrition/dairy. Most recently, from 2016 to 2021, Ms. Lamartine served as Chief People Officer for Glanbia Nutritionals under Glanbia, Inc. Previously, from 2007 to 2016, Ms. Lamartine held various roles at James Hardie Building Products, including serving

2024 THE AZEK COMPANY Proxy Statement	39	EXECUTIVE OFFICERS

as the top HR executive from 2010 to 2016, overseeing initiatives that created a significant reduction in employee turnover, as well as the creation of award-winning development and onboarding programs.

Morgan Walbridge is currently serving as our Senior Vice President, Chief Legal Officer and Secretary. Prior to joining us in February 2021, Ms. Walbridge served as Deputy General Counsel and Secretary of Century Aluminum Company from March 2014 to February 2021. Prior thereto, Ms. Walbridge was Associate General Counsel and Assistant Secretary of Thompson Creek Metals Company from March 2011 to March 2014. Ms. Walbridge began her legal career as a corporate transactional attorney at McDermott, Will & Emery. Ms. Walbridge has nearly 20 years of experience as a corporate attorney and has spent over a decade in-house at publicly traded companies.

Samara Toole is currently serving as our Senior Vice President and Chief Marketing Officer. Prior to joining us in October 2021, Ms. Toole had over 20 years of experience driving growth and building brands for purpose-driven companies in the home, lifestyle, and consumer products industries. Most recently, Toole served as Chief Marketing Officer of California Closet Company, Inc. from November 2014 to April 2021, where she drove significant growth by developing a sophisticated multi-touchpoint marketing strategy, up leveling ecommerce and marketing software tools, and overseeing the production of award-winning content. Prior to that, Ms. Toole served as the Senior Vice President of Marketing for Serena & Lily, Inc., a luxury lifestyle brand, from January 2006 to November 2014, and Ms. Toole held other senior-level roles in the lifestyle and consumer product categories prior thereto.

Christopher Latkovic is currently serving as our Senior Vice President of Operations and joined us in March 2022. From April 2017 to March 2022, Mr. Latkovic served as Head of Global Operations for the Industrial Fluid Solutions business unit within the ContiTech Division of Continental AG where he oversaw manufacturing operations and supply chain for its large network of manufacturing facilities in multiple countries. Mr. Latkovic had a strategic focus on efficiency, Industry 4.0 and growth. Prior to Continental AG, Mr. Latkovic held a number of operations roles at Henkel Corporation, most recently as VP of Operations.

Michelle Kasson is currently serving as our Chief Information Officer and joined us in December 2019. Ms. Kasson has over 25 years of corporate IT experience in the consumer product goods, food and pharmaceutical industries. She most recently served as IT Director at the J.M. Smucker Company for 11 years with responsibilities including enterprise software development, managed service delivery, portfolio development and project execution. Prior to that, Ms. Kasson held a variety of information technology roles at Procter and Gamble, from May 1992 to October 2008.

Amanda Cimaglia is currently serving as our Vice President, ESG and Corporate Affairs. Prior to joining us in January 2021, Ms. Cimaglia was a Managing Director with Solebury Trout’s ESG 360 platform, where she advised private and public companies on the development and communication of ESG strategies, including investor relations and corporate communications initiatives. From 2012 to 2019, Ms. Cimaglia held a variety of roles at Hannon Armstrong, the first U.S. public company solely dedicated to investments in climate solutions, where she most recently served as head of investor relations and ESG. Ms. Cimaglia has served as a member of the ESG working groups for the American Council on Renewable Energy (ACORE), the NYSE and Green Builder.

2024 THE AZEK COMPANY Proxy Statement	40	EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and philosophy, the decisions made by our compensation committee and the various factors that the compensation committee considers when making those decisions. We intend for our compensation program to align with the interests of our stockholders as well as our other stakeholders, including our other employees and the communities in which we operate. For fiscal year 2023, our NEOs were:

Jesse Singh	Peter Clifford	Jonathan Skelly	Samara Toole	Morgan Walbridge
President and Chief Executive Officer	SVP, Chief Operations Officer and Chief Financial Officer	President, Residential and Commercial	SVP, Chief Marketing Officer	SVP, Chief Legal Officer and Secretary

Fiscal Year 2023 Financial Performance Summary

During fiscal year 2023, we continued to execute against our strategy of delivering long-term, sustainable growth and value creation. We achieved impressive financial results, including delivering an eighth straight year of Residential net sales growth after navigating a channel inventory recalibration at the beginning of the year and an uncertain broader macroeconomic and repair & remodel market. Net sales for fiscal 2023 increased by $14.7 million year-over-year, or 1.1%, to approximately $1.37 billion, driven by Residential net sales, which grew 5% year-over-year, after delivering 12% growth in fiscal 2022 and 35% growth in fiscal 2021. Fiscal year 2023 net income and Adjusted EBITDA decreased year over year by 10% to $68.0 million, and by 3.3% to $291.2 million, respectively, primarily driven by inventory reductions during the first half the fiscal year as we proactively managed our channel and our own finished goods inventory to below historical average levels. We outperformed in fiscal 2023 by driving above-market revenue growth and by delivering against productivity initiatives, resulting in significant margin expansion in the second half of the year. Fiscal 2023 cash from operating activities increased year over year by $256.7 million and Free Cash Flow increased year over year by $339.1 million, driven by our focus on cash conversion and disciplined capital allocation. We also returned $115 million to shareholders through share repurchases in fiscal year 2023.

FINANCIAL HIGHLIGHTS		COMPANY HIGHLIGHTS	COMPANY HIGHLIGHTS
$1.37B	Consolidated Net Sales

$68.0M	Net Income
$362.5M	Cash Flow from Operations	RECEIVED NUMEROUS AWARDS AND RECOGNITIONS
$291.2M	Adjusted EBITDA

$274.0M	Free Cash Flow

[1] Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures and should not be considered in isolation or as substitutes for any financial measures reported under GAAP. For more information, including reconciliations to their closest comparable GAAP measures, see pages 45-49 of our 2023 Annual Report.

*Source: 2023 JLC Brand Use Study by Zonda (categories ranked incude Decking: Composite/PVC, Decking Railing and Decorative Moulding/Trim/Columns: Exterior).

2024 THE AZEK COMPANY Proxy Statement	41	COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2023 Pay-for-Performance Alignment

We believe in paying for performance and that tying a significant portion of our NEOs’ compensation to our long-term financial and growth objectives aligns the interests of our NEOs with the interests of our stockholders. For fiscal year 2023, the following factors highlight our commitment to our pay-for-performance philosophy:

•
Approximately 84% of our CEO’s target compensation and approximately 70% of our other NEOs’ target compensation, on average, was “at risk” in that the ultimate realized value is dependent on the achievement of performance goals or subject to changes in our stock price;
•
Approximately 66% of our CEO’s target compensation and approximately 52% of our other NEOs’ target compensation, on average, was granted in the form of long-term equity incentive compensation, the value of which is linked directly to our share price, further aligning management with the interests of our stockholders; and
•
Approximately 51% of our CEO’s target compensation and approximately 44% of our other NEOs’ target compensation, on average, was contingent upon our achievement of pre-established net sales, Adjusted EBITDA and, in the case of PSUs, return on assets targets.

In each case, target compensation consists of base salary, target annual incentive awards and long-term incentive awards. For more information, see “Compensation Discussion and Analysis—Fiscal Year 2023—Compensation Tables and Narrative Disclosures—Summary Compensation Table.” See also "Proxy Statement Summary—Executive Compensation Highlights and Pay-for-Performance Alignment" for a discussion of our CEO's realizable compensation for fiscal years 2022 and 2023.

Compensation Philosophy

Our executive compensation program is designed by our compensation committee to (i) align executive compensation with our financial and operational performance; (ii) attract, retain and motivate key executives critical to achieving our vision and strategy; and (iii) reward such executives for delivering desired business results and stockholder value, while protecting against excessive risk taking.

Consistent with this philosophy, performance-based compensation represented a significant portion of our NEO’s target total compensation for fiscal 2023. In particular, 100% of the cash incentive awards paid to our NEOs under our annual incentive plan are tied to pre-established financial and/or individual performance goals designed to be aligned with our operational and long-term strategic initiatives. In addition, 50% of the equity awards granted to our NEOs under our 2023 long-term incentive compensation program were PSUs, which vest based on pre-established financial goals and are awarded to incentivize achievement of our financial and performance goals over a multi-year timespan and tie our NEOs’ compensation to those goals and long-term stockholder value. 25% of such awards are granted in the form of stock options, which are awarded to motivate our NEOs by ensuring that they only have value to the extent the market price of our Class A common stock increases. The remaining 25% of such awards are granted in the form of RSUs, which are awarded to promote retention and tie our NEOs’ compensation to long-term stockholder value. Our compensation committee believes that this balancing of PSUs, stock options and RSUs appropriately motivates our NEOs in furtherance of our success and our stockholders’ realization of value.

We assess the market competitiveness of our executive compensation program based on peer group data to deliver a total package consisting of base salary, annual incentive awards, long-term incentive awards, retirement benefits and other perquisites intended to be competitive for the relevant market for executive talent and closely aligned with the interests of our stockholders. The compensation committee may position an executive’s target compensation below or above the median range to balance our overall performance and the individual performance of our executive officers with our pay-for-performance philosophy. In setting target compensation levels, the compensation committee also considers an executive’s experience and skill set, among other factors.

At our 2023 annual meeting of stockholders, our stockholders demonstrated their strong support of our executive compensation program, with over 93% of shares of our common stock present and entitled to vote voted in favor of the advisory “say on pay” proposal. We believe this vote reflected support for our executive compensation program design, including its focus on (i) incentives and metrics that align executive officer interests with our financial and operational performance, (ii) attracting, retaining and motivating our executive officers and (iii) rewarding such executives for delivering desired business results and stockholder value. Although no specific changes were made to our executive compensation program based on the 2023 say-on-pay vote, we continue to regularly solicit feedback from our stockholders and evaluate our executive compensation program to ensure alignment with stockholder interests, which alignment we view to be essential to our long-term success.

2024 THE AZEK COMPANY Proxy Statement	42	COMPENSATION DISCUSSION AND ANALYSIS

Roles and Responsibilities

Role of the Compensation Committee

Our compensation committee is primarily responsible for establishing and overseeing our general compensation strategy. In addition, the compensation committee oversees our compensation and benefit plans and policies, administers our omnibus equity incentive plan and reviews and approves compensation decisions relating to our executive officers, including our Chief Executive Officer. Our compensation committee has structured our executive compensation program to align with a compensation philosophy that is based on several objectives, including instilling an ownership culture and linking the interests of our executive officers with those of our stockholders and our other stakeholders; paying for performance; rewarding executive officers for achievement of both our annual and longer-term financial and key operating goals; and facilitating the attraction, motivation and retention of highly talented executive leaders. In addition to structuring our overall executive compensation program, our compensation committee routinely reviews, with the assistance of management and our independent compensation consultant, the actual compensation of our executive officers in the context of both our corporate goals and performance and our performance relative to our peers, as well as our peers’ executive compensation levels and programs. Further, our compensation committee reviews and approves annual grants and other incentive compensation awarded to our executive officers and certain other key employees, ensures that proper due diligence, deliberations and reviews of our executive compensation and overall compensation philosophy and strategy are conducted and oversees risks associated with our compensation practices.

While our compensation committee reviews our executive compensation programs throughout the year, decisions with respect to salary increases, annual incentives and long-term incentives, including the metrics and goals used to measure the performance of our executive officers and other employees, are typically made during the first fiscal quarter of each fiscal year. These decisions follow discussions that our compensation committee holds with and without management and our independent compensation consultant. In determining annual and long-term compensation amounts, our compensation committee reviews our performance over the prior year and, more generally, the performance of each individual executive officer. In determining our Chief Executive Officer’s compensation, our compensation committee considers, among other things, our performance relative to our peers, the value of incentive awards granted to Chief Executive Officers of our peers and the value of awards granted to our Chief Executive Officer in prior years. Consideration is also given to compensation elements such as bonuses and perquisites, if any. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Chief Executive Officer makes such recommendations regarding base salary and short-term and long-term compensation for our executive officers based on our results, an executive officer’s individual contribution toward these results, the executive officer’s role and performance of their duties and their achievement of individual goals. Our compensation committee then reviews the recommendations and other data, including various compensation survey data and publicly available data of our peers, and makes decisions as to the target total direct compensation for each executive officer, including our Chief Executive Officer, as well as each individual compensation element. While our Chief Executive Officer typically attends meetings of the compensation committee, the compensation committee meets outside the presence of our Chief Executive Officer when discussing his compensation and when discussing certain other matters.

Role of Management

Management, and in particular our Chief Executive Officer, consults with our compensation committee with respect to our overall compensation philosophy, our compensation programs and objectives and compensation decisions with respect to individual executives and other employees. Management also presents regularly to the compensation committee with respect to our performance and strategy, both in order to keep the compensation committee apprised of how our performance will impact outstanding incentive awards and to inform the compensation committee with respect to future compensation decision-making. Management also provides the compensation committee with individual evaluations of each executive officer in connection with determining such officer’s achievement of personal objectives and such officer’s target compensation for the following fiscal year.

Role of the Independent Compensation Consultant

Under its charter, our compensation committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. For fiscal year 2023, our compensation committee retained Frederic W. Cook &

2024 THE AZEK COMPANY Proxy Statement	43	COMPENSATION DISCUSSION AND ANALYSIS

Co., Inc., or FW Cook, as its independent compensation consultant. FW Cook primarily advised the compensation committee with respect to our compensation philosophy and objectives, our determination of appropriate peers for benchmarking executive compensation levels and practices, market pay levels, our executive compensation risk assessment, the positioning of our director and executive compensation policies within these frameworks, the forms of long-term incentive awards issued to our directors and executive officers, and our compensation-related proxy disclosure. The compensation committee consulted with FW Cook regularly throughout the year, and one or more representatives of FW Cook attended portions of our compensation committee meetings. The compensation committee considered the information presented by its independent compensation consultant, but all decisions regarding the compensation of our executive officers were made independently by the compensation committee. In fiscal year 2023, in compliance with SEC and NYSE rules, the compensation committee assessed the independence of FW Cook and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the compensation committee. FW Cook did not provide any services to us in fiscal year 2023 other than the services provided directly to the compensation committee.

Benchmarking

Each year, our compensation committee, with the advice of our independent compensation consultant, evaluates each of our NEO’s total direct compensation opportunity, which reflects that executive’s base salary and target award amounts under both our annual incentive and long-term incentive plans, as well as the form of such long-term incentive awards, against total direct compensation opportunities for comparable executives of similarly-situated companies. The compensation committee does not necessarily set total compensation opportunities for our NEOs to be higher or lower than any specific peer company, nor does the compensation committee restrict compensation of our NEOs to any particular range based on our peers. The compensation committee does take such peers into consideration to determine whether our NEOs’ individual total compensation opportunities are reasonable and appropriate in the context of such executive’s background, performance and other factors. We strive to balance offering competitive compensation to attract and retain the best talent available with ensuring that such compensation remains aligned with our stockholders’ and other stakeholders’ objectives and best interests. The companies included in our peer group for fiscal year 2023 benchmarking purposes are below. This was the same peer group that was used for fiscal year 2022 compensation decisions. As of the time when fiscal 2023 compensation decisions were made, our revenue approximated the 25th percentile of the peer group, and our market capitalization was between the 25th percentile and the median of our peer group.

A.O Smith Corporation	Floor & Décor Holdings, Inc.	Pool Corporation
AAON, Inc.	Gibraltar Industries, Inc.	RH
Advanced Drainage Systems	Installed Building Products, Inc.	Simpson Manufacturing Co., Inc.
American Woodmark Corporation	James Hardie Industries plc	SiteOne Landscape Supply, Inc.
Armstrong World Industries, Inc.	Lennox International Inc.	Trex Company, Inc.
CSW Industrials, Inc.	Masonite International Corporation
Eagle Materials Inc.	PGT Innovations, Inc.

We regularly evaluate whether our peer group remains appropriate for benchmarking purposes for subsequent fiscal years, and the companies included in our peer group for fiscal year 2024 total direct compensation opportunity benchmarking purposes are below. For fiscal year 2024, we removed A.O. Smith Corporation, American Woodmark Corporation, Eagle Materials Inc., Floor & Decor Holdings, Inc., Lennox International Inc. and Pool Corporation from our peer group because each of those companies is no longer sufficiently comparable in terms of size, financial performance or business fit. We added Fortune Brands Innovation, Hayward Holdings, Scotts Miracle-Gro and Yeti because they are more closely aligned with us than certain members of our fiscal year 2023 peer group across multiple metrics, including total assets, revenue, market capitalization and enterprise value, and they more closely resemble us in terms of product offerings and targeted markets. The companies included in our peer group for fiscal year 2024 total direct compensation opportunity benchmarking purposes are below.

2024 THE AZEK COMPANY Proxy Statement	44	COMPENSATION DISCUSSION AND ANALYSIS

AAON, Inc.	Hayward Holdings, Inc.	Scotts Miracle-Gro Co.
Advanced Drainage Systems	Installed Building Products, Inc.	Simpson Manufacturing Co., Inc.
Armstrong World Industries, Inc.	James Hardie Industries plc	SiteOne Landscape Supply, Inc.
CSW Industrials, Inc.	Masonite International Corporation	Trex Company, Inc.
Fortune Brands Innovations, Inc.	PGT Innovations, Inc.	Yeti Holdings, Inc.
Gibraltar Industries, Inc.	RH

Elements of Executive Compensation

Our executive compensation program is made up of the following principal components. Detailed narratives of these compensation elements are provided below under "—2023 NEO Compensation Details."

Base Salary	Annual Incentive	Long-Term Incentives
Base salaries provide a fixed level of compensation for our executive officers and are designed to attract and retain talented executives and to provide a competitive and stable component of income.	Our annual incentive provides a competitive incentive opportunity for achieving financial performance and operational and individual objectives over a one-year performance period.	Long-term incentives are composed of PSUs, stock options and RSUs. For our NEOs, PSUs comprise 50% of the overall award, with stock options and RSUs each comprising 25%.

2023 NEO Compensation Details

Base Salary

Base salaries are designed to be competitive and fairly compensate our executive officers, including our NEOs, for the responsibility level of each respective position. Our compensation committee reviews the salaries of our executive officers annually to determine whether adjustments are appropriate. In determining the base salaries for our executive officers, our compensation committee reviews each individual’s role and responsibilities, previous year’s salary and individual performance, as well as the base salaries of similarly situated executives at comparable companies from peer group and survey data. Annual adjustments are generally effective in January, but our compensation committee may also review the salaries of our executive officers in connection with a promotion or other change in responsibility.

In light of a potentially uncertain economic environment in fiscal 2023, our compensation committee did not increase base salaries for any of Mr. Singh, Mr. Clifford or Ms. Toole. Mr. Skelly and Ms. Walbridge received salary increases of 2% and 3% respectively based on market comparisons.

The following table sets forth the 2022 fiscal-year-end base salary, 2023 fiscal-year-end base salary and the percentage increases for each NEO:

Named Executive Officer	FY2022 Ending Salary	FY2023 Ending Salary	Percentage Increase
Jesse Singh	$825,000	$825,000	0%
Peter Clifford	$600,000	$600,000	0%
Jonathan Skelly	$440,000	$450,000	2%
Samara Toole	$400,000	$400,000	0%
Morgan Walbridge	$390,000	$400,000	3%

Annual Incentive

Our annual incentive compensation is paid in cash during the first fiscal quarter following the completion of each fiscal year. Annual incentive compensation is designed to motivate and reward achievement of corporate annual performance goals

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established by our compensation committee as well as performance with respect to annual goals of each individual executive officer. In determining an executive officer’s actual annual incentive compensation payable following a fiscal year, our compensation committee measures the actual outcomes for each performance metric as compared to the pre-established, target goals, adjusting for matters such as material acquisitions as the compensation committee deems appropriate. For more information regarding our alignment of our NEO’s compensation to our performance for fiscal year 2023, see “—Fiscal 2023 Pay-for-Performance Alignment.” The annual incentive compensation paid to each of our NEOs for fiscal year 2023, including the methodology used to calculate such compensation, is described below.

TARGET INCENTIVE OPPORTUNITIES

For our executive officers, 75% of each individual’s target annual incentive award is determined by reference to corporate objectives, which can be Company-wide, based on such individual’s specific operating segment or a combination of both. For the remaining annual incentive opportunity, 15% is determined by our compensation committee based on the NEOs’ performance relative to individual goals established at the beginning of the fiscal year, and 10% is determined based on the achievement of our ESG goals, highlighting our commitment to our ESG goals and performance. For fiscal year 2023 and in light of a potentially uncertain economic environment, our compensation committee did not increase target incentive opportunities for any of our NEOs. The target opportunity for fiscal year 2023 for each of the NEOs was as follows:

Named Executive Officer	Target Annual Incentive (% of Base Salary)	Target Annual Incentive ($)(1)
Jesse Singh	110%	907,500
Peter Clifford	75%	450,000
Jonathan Skelly	65%	290,750
Samara Toole	50%	200,000
Morgan Walbridge	50%	198,654

(1)
Target annual incentive amounts are based on base salary paid during the fiscal year, rather than on the annualized base salary rate as in effect at the end of the fiscal year.

FINANCIAL PERFORMANCE OBJECTIVES

For fiscal year 2023, the financial performance component of the annual incentive opportunities was determined based on our Adjusted EBITDA (as described in our 2023 Annual Report) and net sales, which accounted for 50% and 25%, respectively, of each NEO’s aggregate annual incentive opportunity. These metrics and their assigned weights were designed to motivate and reward our NEOs for achieving our fiscal year 2023 financial and operational objectives. We view each of these metrics as critical to driving sustainable stockholder value creation and continuing to grow our business.

Each year, the compensation committee sets the performance ranges for our financial performance goals based upon the best available information and makes an informed decision as to where the threshold, target and maximum performance levels should be set. Target net sales and Adjusted EBITDA goals for fiscal year 2023 were set at approximately $1.29 billion and $270 million, respectively, reflecting a decrease of approximately 5% and 10% from prior year actual results. Although financial performance targets for the 2023 annual incentive awards were set below fiscal year 2022 actual results, the compensation committee deemed such goals to be rigorous and achievement not certain at the time such goals were set. For example, at the time that fiscal year 2023 executive compensation decisions were being made in December 2022, economic conditions for fiscal year 2023 remained uncertain, especially in the repair and remodel market, and sales were expected to be down year-over-year primarily driven by planned inventory reductions during the first half the fiscal year as we proactively managed our channel and internal finished goods inventory to below historical average levels. In addition, while below prior year actual performance, the 2023 annual incentive financial performance targets were established at levels to exceed our planning assumptions for the year.

For each performance factor, the compensation committee set performance at target to result in a payout of 100% of the target payment for that factor. However, to balance the projected decrease in financial performance year-over-year while continuing to incentivize outperformance relative to our planning assumptions and the market, the compensation committee made multiple changes to the performance and payout curves for fiscal year 2023:

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•
Adjusted the slope between target and threshold to more harshly penalize below target performance by more quickly reducing the payout between those levels. For example, under our fiscal year 2022 annual incentive opportunity, achieving 87% of our Adjusted EBITDA target would have resulted in a payout of 50% of the target payment for that factor, but under our fiscal year 2023 annual incentive opportunity, achieving 87% of our Adjusted EBITDA target would only have paid 15% of the target payment for that factor.
•
Adjusted the slope between target performance and fiscal year 2022 actual performance to only gradually increase the payout for achievement between those levels, reflecting the compensation committee's view that achieving prior year performance in a challenging economic environment should be modestly, but appropriately, rewarded.
•
Capped the maximum payout at 150%, down from 200% for fiscal year 2022.
•
Increased the achievement level necessary to receive the maximum payout to 114% and 117% of target performance for net sales and Adjusted EBITDA, respectively, from 107% and 109% of target performance for net sales and Adjusted EBITDA, respectively, for fiscal year 2022 in order to receive a comparable 150% payout.

For fiscal 2023, we outperformed against the expectations set at the beginning of the year, including delivering an eighth straight year of Residential net sales growth after navigating a channel inventory recalibration at the beginning of the year and an uncertain broader macroeconomic and repair & remodel market. Increases in net sales and productivity initiatives especially during the second half of fiscal year 2023 more than offset the expected decline in net sales and Adjusted EBITDA, resulting in a payout of approximately 109% of target for the financial performance component of our annual incentive awards. The financial performance objectives and actual fiscal 2023 performance as determined for purposes of the annual incentive awards to each NEO were as follows:

		Performance Targets and Results (Dollar values in millions)(2)				Payout Factor
Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance	Unweighted	Weighted
Company Adjusted EBITDA(1)	50%	$230.9	$270.0	$315.9	$291.2	110.7%	55.4%
Percentage of Target		0%	100%	150%
Company Net Sales	25%	$1,111.3	$1,299.8	$1,481.8	$1,370.3	107.1%	26.8%
Percentage of Target		0%	100%	150%
					Company Performance Factor:		82.1%

(1)
Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial measures reported under GAAP. For more information, see pages 45-49 of our 2023 Annual Report.
(2)
If the threshold amount is not achieved for a particular metric, no amount is to be paid for that metric.

INDIVIDUAL PERFORMANCE OBJECTIVES

For the remaining annual incentive payout, 15% was determined by our compensation committee based on the NEOs’ individual performance relative to individual goals established at the beginning of the fiscal year, and 10% was determined based on such NEO’s individual contributions to the achievement of our ESG goals. The maximum award that an NEO can earn for the individual performance component was 130% of the target incentive attributable to this metric, which maximum is intended to reward exceptional performance. Our compensation committee considers each NEO’s individual performance compared to pre-established goals throughout the year and makes final determinations following each fiscal year end.

Individual performance results for each of our NEOs for fiscal year 2023 reflect, among other accomplishments:

•
for Mr. Singh, his successful leadership navigating the Company through a challenging and uncertain macroeconomic environment; executing against our inventory reduction plan drawing down inventory year over year to below historical averages without sacrificing service; driving above-market revenue growth and delivering against productivity initiatives resulting in significant Adjusted EBITDA margin expansion in the second half of fiscal 2023; returning $115 million to shareholders through share repurchases; the successful divestiture of our Vycom business unit and the successful achievement of our ESG goals, including a meaningful reduction in our TRIR, increases in the amount of recycle content in certain of our decking and exteriors products and the achievement of several workplace recognition awards;
•
for Mr. Clifford, the achievement of strong year-over-year financial results through a challenging and uncertain macroeconomic environment; executing against our inventory reduction plan drawing down inventory year over year to below historical averages without sacrificing service; delivering strong free cash flow generation through working capital

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improvements and disciplined capital allocation plans; effectively deploying capital, including through the use of share repurchases; and the successful divestiture of our Vycom business unit;
•
for Mr. Skelly, expanding our Residential segment's net sales and margins by attracting new customers across a wide variety of market segments; effectively managing our inventory to navigate our Residential segment's channel inventory recalibration; enhancing our consumer journey; introducing new products within our core product categories and in adjacencies; and continuing to increase the recycle content of our products;
•
for Ms. Toole, increasing our brand awareness through targeted and enhanced marketing efforts, improving our consumer journey in order to increase brand preference, enhancing contractor loyalty and driving additional contractors to our products; supporting channel partners in their downstream marketing efforts; and continuing to maximize our retail position to drive sales; and
•
for Ms. Walbridge, successfully navigating the divestiture of our Vycom business; continuing to enhance our internal legal function; and achieving favorable outcomes in litigation matters.

For each of our NEOs, such NEO’s ESG-related performance was determined primarily in connection with our ability to improve employee safety by reducing our TRIR, which we did by 27% compared to the prior year; to sustain our employee engagement performance, which remains in the top quartile of participating companies; to promote diversity through awareness and inclusiveness programs and training to set and communicate science-based carbon emissions reduction targets; to increase our total pounds of recycled material consumption; and to enhance our engagement with our stockholders regarding ESG matters relevant to our company.

After considering each NEO’s self-assessment and an assessment by the Chief Executive Officer (for Messrs. Clifford and Skelly and Mses. Toole and Walbridge), our compensation committee determined that our NEOs achieved their individual performance goals as follows:

Name	Non-ESG Component	ESG Component
Jesse Singh	130%	115%
Peter Clifford	115%	115%
Jonathan Skelly	115%	115%
Samara Toole	108%	115%
Morgan Walbridge	115%	115%

After incorporating the results of the financial and individual performance components, our compensation committee approved the following payouts for fiscal year 2023:

	75% of Annual Incentive	25% of Annual Incentive
	Company Component ($)	Individual and ESG Performance Component ($)	2023 Target Annual Incentive ($)	2023 Earned Annual Incentive ($)	Percentage of Target Paid
Jesse Singh	745,443	281,325	907,500	1,026,768	113%
Peter Clifford	369,641	129,375	450,000	499,016	111%
Jonathan Skelly	238,829	83,591	290,750	322,420	111%
Samara Toole	164,285	55,250	200,000	219,535	110%
Morgan Walbridge	163,179	57,113	198,654	220,292	111%

Long-Term Incentives

Our compensation committee administers our long-term incentive compensation program and approves grants of equity awards to each of our NEOs in the form of PSUs, stock options and RSUs. PSUs cliff vest, subject to the achievement and certification by the compensation committee of specified performance objectives and continued employment by the NEO, following the third anniversary of the grant date. The stock options and RSUs typically vest, subject to continued service through the applicable

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vesting date, in equal annual increments over a three-year period. Stock options have exercise prices based on the closing price of our Class A common stock on the grant date.

FISCAL YEAR 2023 LONG-TERM INCENTIVES

For fiscal year 2023 awards, each NEO received PSUs equal to approximately 50% of the total long-term incentive award dollar value and stock options and RSUs each equal to approximately 25% of the total long-term incentive award dollar value. Our compensation committee believes that awarding a relatively large portion of our NEO's compensation in the form of PSUs directly aligns their interests with our financial performance over the long term as the PSUs require achievement of specified financial performance goals, and the ultimate value of PSUs, as well as stock options and RSUs, is directly impacted by our stock price.

In determining the target value for equity awards, the compensation committee reviews market practice of comparable companies, historical values used for that executive officer and officers who have performed the same or similar roles and that individual’s performance and expectations for future contributions to our business. The compensation committee also considers the aggregate cost of executive compensation, share usage under our 2020 Plan and potential dilution to our stockholders.

The long-term incentive compensation awarded to each of our NEOs in fiscal year 2023 is set forth below. The values set forth below reflect award values as determined by the compensation committee and may differ slightly from their grant date fair values, typically due to rounding and truncating of shares and stock options. Annual long-term incentive awards for a fiscal year are determined by our compensation committee and awarded during the first fiscal quarter of that fiscal year.

	Stock Options ($)	RSUs ($)	PSUs ($)	Total ($)
Jesse Singh	840,000	840,000	1,680,000	3,360,000
Peter Clifford	330,000	330,000	660,000	1,320,000
Jonathan Skelly	220,000	220,000	440,000	880,000
Samara Toole	135,000	135,000	270,000	540,000
Morgan Walbridge	150,000	150,000	300,000	600,000

For fiscal 2023-2025 PSUs, the compensation committee established specific three-year performance goals with respect our cumulative net sales (45% weighting), cumulative Adjusted EBITDA (45% weighting) and average return on net tangible assets, or RONTA, (10% weighting). RONTA is defined as our Adjusted EBITDA less depreciation divided by our average total net tangible assets for the vesting period. For each of cumulative net sales and Adjusted EBITDA, payout is at 100% if the target goal is achieved, payout is 50% of target if threshold performance is achieved and maximum payout is equal to 200% if stretch goals are achieved. For the RONTA metric, payout is equal to 100% if the target goal is met or exceeded, and there is no payout if the target goal is not met. Final performance is measured on a cumulative basis for the three-year measurement period. Our compensation committee believes that a significant portion of the equity awards granted to our executive officers should be earned based on the level of our performance pursuant to the financial and operating objectives over a three-year performance period. Tying a significant portion of the annual equity grants to our long-term performance serves to align a greater portion of our NEOs’ total compensation to the achievement of our long-term financial and operating performance objectives over a three-year period and serves as a balance to our annual incentive compensation, which measures our performance over a one-year period. For more information regarding our alignment of our NEO’s compensation to our performance for fiscal year 2023, see “—Fiscal 2023 Pay-for-Performance Alignment.”

FISCAL YEAR 2021-2023 PSU PERFORMANCE

The three-year performance period for PSUs granted in December 2020 concluded on September 30, 2023. This grant of PSUs represents the first set of PSUs that have vested in our history as they were granted shortly after our IPO. Performance measures for these PSUs were set by the compensation committee in December 2020 and were based on the factors described above,

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namely net sales (45% weighting), Adjusted EBITDA (45% weighting) and RONTA (10% weighting). The performance measures established in December 2020 were as follows:

(Dollar values in millions)	FY2021	FY2022	FY2023	3-Year Total (or Average RONTA)
Adjusted EBITDA(1)	$245.5	$275.0	$308.0	$828.5
Target increase year-over-year	15%	12%	12%
Net Sales	$1,007.2	$1,097.8	$1,196.6	$3,301.6
Target increase year-over-year	12%	9%	9%
Return on Net Tangible Assets(1)	35.9%	38.0%	41.9%	38.6%
(1)
Adjusted EBITDA and RONTA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial measures reported under GAAP. For more information regarding Adjusted EBITDA, see pages 45-49 of our 2023 Annual Report.

Similar to how our compensation committee establishes our targets for our annual incentive opportunity, the compensation committee sets the performance ranges for our PSU financial performance goals based upon the best available information and makes an informed decision as to where the threshold, target and maximum performance levels should be set. For net sales, achievement of target performance required a 12% year-over-year increase in net sales for the first year of the performance period and a 9% increase year-over-over-year for the second and third years of the performance period. For adjusted EBITDA, achievement of target required a 15% increase for the first year of the performance period and a 12% increase year-over-over-year for each of the second and third years of the performance period. For the RONTA metric, payout is equal to 100% if the target goal of 38.6% average RONTA for the three-year term is met or exceeded, and there is no payout if the target goal is not met. Net sales and adjusted EBITDA were both measured in the aggregate after the completion of the three-year performance period. Threshold and maximum payout levels are determined in a similar manner as those for our annual incentive opportunity, namely to incentivize our executive officers to achieve at least a minimum performance level, below which no shares are received, and to offer significant upside for extraordinary performance across multiple years.

As shown below, these PSUs attained a payout of 152.1% of target. The higher-than-target achievement was primarily a result of our strong net sales, which grew by 35% in fiscal year 2021 and 12% in fiscal year 2022, above our expected performance levels for such years, and strong Adjusted EBITDA performance in fiscal years 2021 and 2022, particularly 28% growth in fiscal year 2021. These results were partially offset by our lower-than-target Adjusted EBITDA performance in fiscal year 2023 and failure to achieve the RONTA target for the performance period. We believe that the three financial measures reflected below align our executive compensation incentives with long-term stockholder interests by focusing management on both revenue expansion and profitability.

		Performance Targets and Results(2) (Dollar values in millions)				Payout Factor
Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance	Unweighted	Weighted
Company Adjusted EBITDA(1)	45.0%	$720.8	$828.5	$928.0	$866.4	138.1%	62.1%
Percentage of Target		50%	100%	200%
Company Net Sales	45.0%	$2,971.4	$3,301.6	$3,565.7	$3,905.3	200.0%	90%
Percentage of Target		50%	100%	200%
Return on Net Tangible Assets(1)	10.0%	N/A	38.6%	N/A	31.1%	0%	0%

					Payout Ratio:		152.1%
(1)
Adjusted EBITDA and RONTA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial measures reported under GAAP. For more information regarding Adjusted EBITDA, see pages 45-49 of our 2023 Annual Report.
(2)
If the threshold or target amount, as applicable, is not achieved for a particular metric, no amount is to be paid for that metric.

As a result of the achievement level for these PSUs, Mr. Singh's award resulted in the vesting of 57,715 shares and Mr. Skelly's award resulted in the vesting of 8,326 shares. Ms. Walbridge also received an pro-rata award of 2021-2023 PSUs in March 2021 upon her commencement of employment. As a result of the achievement level described above, Ms. Walbridge's award resulted in the vesting of 2,964 shares. Mr. Clifford and Ms. Toole did not receive any 2021-2023 PSUs and therefore had no shares vest.

Special One-Time Equity Grants or Payments

There were no special one-time equity grants or payments to our NEOs in fiscal year 2023.

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Other Compensation and Benefits

Employee Benefits

The NEOs participate in a variety of insurance plans, including medical and dental welfare benefits on the same basis as our other employees. In lieu of long-term disability benefits provided to other executives, Mr. Singh is entitled, pursuant to his employment agreement, to a long-term disability insurance policy funded by us that provides a monthly benefit of $25,000 in the event of total and permanent disability. We offer reimbursement for physicals to certain of our employees, including the NEOs. We also offer financial and tax consulting and preparatory services to our executive officers, including our NEOs.

Retirement Benefits

We maintain a tax-qualified defined contribution plan, the AZEK Company 401(k) Plan, or the 401(k) Plan, in which all employees may contribute up to 100% of their salary, subject to Internal Revenue Code limits. During fiscal year 2023, we matched 100% of the first 1% of an employee’s salary contributed to the 401(k) Plan and 50% of the next 5%, for a total matching contribution of 3.5% on the first 6% of an employee’s salary contributed to the 401(k) Plan. As of January 1, 2024, we have increased the total matching contribution to 4% of an employee's salary. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other participating employees.

Stock Ownership Policy and Hedging/Pledging Restrictions

Our NEOs are subject to our executive officer stock ownership policy as well as restrictions on hedging and pledging shares of our capital stock. For more information, see “Corporate Governance—Stock Ownership Policy” and “Corporate Governance—Hedging and Pledging Policies, Derivatives Trading.”

Clawback Policy

As required by the Dodd-Frank Act and related SEC rules, in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under U.S. securities laws, our compensation committee is required to direct us to recover from any executive officer the amount of erroneously awarded cash or equity incentive-based compensation.

Termination and Change-in-Control Benefits

The NEOs are entitled to certain severance and change in control benefits, the terms of which are described below under “Fiscal Year 2023—Compensation Tables and Related Disclosures—Potential Payments and Benefits upon Termination or Change-in-Control.” We provide our NEOs with these severance and change-in-control benefits to assist us in recruiting and retaining talented individuals and to help us ensure the continued focus and dedication of our NEOs, notwithstanding any concern that they may have regarding their continued employment, including prior to or following a change in control transaction.

Beginning with long-term incentive equity awards granted on November 19, 2021, for employees whose combined age and years of service with the Company is 65 with a minimum age of 58 and two years of service, unvested awards, or, in the case of PSUs, a pro rata portion of unvested awards, will remain outstanding and continue to vest upon retirement as though the employee continued to be employed by us on the applicable vesting date, subject to certain conditions. At present, based on age and length of service, Mr. Singh is the only NEO that qualifies for such treatment.

Other Compensation and Benefits

Other compensation for fiscal year 2023 includes items as set forth under “—Fiscal Year 2023—Compensation Tables and Related Disclosures—Summary Compensation Table.”

Tax Considerations

The compensation committee considers tax deductibility and other tax implications when designing our executive compensation program. However, the compensation committee believes that there are certain circumstances where the provision of compensation that is not fully tax deductible, including by reason of Section 162(m) of the Internal Revenue Code, is more consistent with our compensation philosophy and objectives. The compensation committee retains discretion and flexibility to

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award non-deductible compensation to our NEOs as it deems appropriate and in furtherance of its compensation philosophy and objectives.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of the compensation committee is, nor has ever been, an officer or employee of our Company.

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Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2023 Annual Report.

Respectfully submitted by the members of the compensation committee of the board of directors:

Gary Hendrickson (Chair)

Vernon J. Nagel

Harmit Singh

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Fiscal Year 2023 – Compensation Tables and Related Disclosures

Summary Compensation Table

The following table provides compensation information for fiscal years 2023, 2022 and 2021 for each of our NEOs, except in the cases of Mses. Toole and Walbridge, who were not NEOs in fiscal year 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation (4)	Total ($)
Jesse Singh	2023	825,000	—	2,520,018	840,006	1,026,768	75,758	5,287,550
President and Chief	2022	815,678	—	2,100,061	700,002	710,490	62,527	4,388,758
Executive Officer	2021	790,974	576,505	1,950,066	650,010	1,425,463	80,228	5,473,246
Peter Clifford	2023	600,000	—	990,011	330,006	499,016	28,992	2,448,025
SVP, Chief Operations Officer and	2022	600,000	—	750,022	250,014	339,144	371,140	2,310,320
Chief Financial Officer	2021	80,769	—	908,655	1,401,094	105,535	15,595	2,511,648
Jonathan Skelly	2023	447,288	—	660,007	220,007	322,420	25,764	1,675,486
President, Residential and	2022	412,109	—	356,324	118,767	154,909	26,103	1,068,212
Commercial	2021	395,201	—	281,288	93,751	344,252	47,400	1,161,892
Samara Toole	2023	400,000	—	405,012	135,002	219,535	86,415	1,245,964
SVP, Chief Marketing Officer	2022	396,712	—	700,073	100,012	139,565	78,727	1,415,090
Morgan Walbridge	2023	397,288	—	450,034	150,003	220,292	31,524	1,249,141
SVP, Chief Legal Officer and	2022	367,534	—	400,073	75,009	122,934	30,498	996,048
Secretary

(1)
The amounts in this column reflect the aggregate grant date fair value of RSUs and PSUs granted during the fiscal year, computed in accordance with FASB ASC 718. The aggregate grant date fair values for PSUs are shown based on the probable outcome of the applicable performance criteria as of the grant date, which was “target” level achievement. Assuming maximum level of achievement, the grant date fair value of the PSUs for fiscal year 2023 for each of Messrs. Singh, Clifford and Skelly would be $3,192,010, $1,254,013 and $836,009, respectively, and for each of Mses. Toole and Walbridge would be $513,016 and $570,031, respectively. Assuming maximum level of achievement, the grant date fair value of the PSUs for fiscal year 2022 for each of Messrs. Singh, Clifford and Skelly would be $2,660,052, $950,002 and $451,333, respectively, and for each of Mses. Toole and Walbridge would be $380,064 and $451,311, respectively. For a discussion of actual achievement of PSUs granted in fiscal year 2021, see "—2023 NEO Compensation Details—Long-Term Incentives—Fiscal Year 2021-2023 PSU Performance".
(2)
The amounts in this column reflect the aggregate grant date fair value of stock options granted during the fiscal year. The grant date fair value of the stock options was computed in accordance with FASB ASC 718. For a description of the assumptions used to determine the compensation cost of these awards, see Note 13 to our Consolidated Financial Statements for fiscal year 2023 included in our 2023 Annual Report, Note 14 to our Consolidated Financial Statements for fiscal year 2022 included in our 2022 Annual Report and Note 13 to our Consolidated Financial Statements for fiscal year 2021 included in our 2021 Annual Report.
(3)
The amounts in this column represent annual incentive cash awards earned under our annual incentive program. See “—2023 NEO Compensation Details—Annual Incentive.”
(4)
The amounts shown in the “All Other Compensation” column for fiscal year 2023 comprise a monthly cell phone stipend; insurance premiums of $10,940 with respect to a long-term disability policy paid on behalf of Mr. Singh; group term life insurance premiums; matching contributions under the 401(k) Plan of $10,875, $11,550 and $9,954 for Messrs. Singh, Clifford and Skelly, respectively, and $12,123 and $12,823 for Mses. Toole and Walbridge, respectively; HSA employer matching contributions; certain expenses related to Mr. Singh’s and Ms. Toole’s commutes to our headquarters in Chicago of $27,209 and $54,000, respectively; expenses related to financial and tax counseling services for our executive officers of $15,000 for each NEO; amounts reimbursed for purchases of our products; executive physical costs and certain expenses associated with Mr. Singh's family members accompanying him on company-chartered aircraft.

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2023 Grants of Plan Based Awards

The following table shows information regarding the long-term incentive awards granted to our NEOs in fiscal year 2023.

		Grant	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock	All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)(3)	options (#)(4)	awards ($/Sh)	awards ($)(5)
Jesse Singh			454	907,500	1,315,875
	12/12/2022	12/12/2022								93,127	20.18	840,006
	12/12/2022	12/12/2022				45,788	83,251	158,177				1,680,005
	12/12/2022	12/12/2022							41,626			840,013
Peter Clifford			225	450,000	652,500
	12/12/2022	12/12/2022								36,586	20.18	330,006
	12/12/2022	12/12/2022				17,988	32,706	62,141				660,007
	12/12/2022	12/12/2022							16,353			330,004
Jonathan Skelly			145	290,750	421,588
	12/12/2022	12/12/2022								24,391	20.18	220,007
	12/12/2022	12/12/2022				11,992	21,804	41,428				440,005
	12/12/2022	12/12/2022							10,902			220,002
Samara Toole			100	200,000	290,000
	12/12/2022	12/12/2022								14,967	20.18	135,002
	12/12/2022	12/12/2022				7,359	13,380	25,422				270,008
	12/12/2022	12/12/2022							6,690			135,004
Morgan Walbridge			99	198,654	288,048
	12/12/2022	12/12/2022								16,630	20.18	150,003
	12/12/2022	12/12/2022				8,177	14,867	28,247				300,016
	12/12/2022	12/12/2022							7,434			150,018

(1)
The amounts reported in these columns show the threshold, target and maximum award opportunities payable to our NEOs under our annual incentive plan for fiscal year 2023. A discussion of the performance goals utilized for the annual incentive plan for fiscal year 2023 is included under the section entitled “—2023 NEO Compensation Details—Annual Incentive” above. The actual cash awards paid to our NEOs for fiscal year 2023 are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.” Payouts are interpolated on a straight-line basis between multiple predetermined performance levels with respect to Adjusted EBITDA and net sales, with payouts between certain goals accelerated to further incentivize our executive officers and other employees to achieve particular objectives. See “—2023 NEO Compensation Details—Annual Incentive” for more information.
(2)
The amounts reported show the threshold, target and maximum award opportunities for the PSUs granted to the NEOs in fiscal year 2023. These PSUs vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales, average return on net tangible assets and Adjusted EBITDA are met during the applicable three-year performance period. Threshold assumes minimum attainment for each performance measure. Our compensation committee certifies such level of achievement following such performance period.
(3)
The amounts reported represent the RSUs granted to the NEOs in fiscal year 2023. These RSUs vest in one-third increments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with us.
(4)
The amounts reported represent the stock options granted to the NEOs in fiscal year 2023. These stock options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with us.
(5)
Reflects the grant date fair value of PSUs, RSUs and stock options computed in accordance with FASB ASC 718. In the case of PSUs, the amounts reported are based upon the assumed achievement of the applicable performance-based vesting conditions at the target level and the closing price of our Class A common stock on the date of grant.

2024 THE AZEK COMPANY Proxy Statement	55	COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table shows all outstanding equity awards held by each of the NEOs as of September 30, 2023.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Jesse Singh	06/16/2020	917,894	40,602	(1)	23.00	06/16/2030	—		—	—		—
	12/04/2020	36,848	18,425	(2)	34.27	12/04/2030	64,038	(2)	1,904,490	—		—
	11/19/2021	14,124	28,249	(2)	41.21	11/19/2031	11,325	(2)	336,806	33,973	(7)	1,010,357
	12/12/2022	—	93,127	(2)	20.18	12/12/2032	41,626	(2)	1,237,957	83,251	(8)	2,475,885
Peter Clifford	08/02/2021	72,916	36,459	(3)	36.81	08/02/2031	8,229	(3)	244,730	—		—
	11/19/2021	5,044	10,090	(2)	41.21	11/19/2031	4,045	(2)	120,298	12,133	(7)	360,835
	12/12/2022	—	36,586	(2)	20.18	12/12/2032	16,353	(2)	486,338	32,706	(8)	972,676
Jonathan Skelly	06/11/2020	—	—		—	—	37,008	(6)	1,100,618	—		—
	06/16/2020	157,000	26,829	(4)	23.00	06/16/2030	—		—	—		—
	12/04/2020	5,314	2,658	(2)	34.27	12/04/2030	9,238	(2)	274,738	—		—
	11/19/2021	2,018	4,036	(2)	41.21	11/19/2031	1,618	(2)	48,119	4,854	(7)	144,358
	07/01/2022	831	1,663	(5)	17.39	07/01/2032	720	(5)	21,413	2,157	(7)	64,149
	12/12/2022	—	24,391	(2)	20.18	12/12/2032	10,902	(2)	324,225	21,804	(8)	648,451
Samara Toole	11/01/2021	—	—		—	—	7,142	(3)	212,403	—		—
	11/19/2021	2,018	4,036	(2)	41.21	11/19/2031	1,618	(2)	48,119	4,854	(7)	144,358
	12/12/2022	—	14,967	(2)	20.18	12/12/2032	6,690	(2)	198,961	13,380	(8)	397,921
Morgan Walbridge	03/01/2021	—	—		—	—	3,614	(3)	107,480	—		—
	11/19/2021	—	—		—	—	1,416	(2)	42,112	2,124	(7)	63,168
	06/01/2022	2,822	5,644	(5)	20.67	06/01/2032	2,420	(5)	71,971	7,257	(7)	215,823
	12/12/2022	—	16,630	(2)	20.18	12/12/2032	7,434	(2)	221,087	14,867	(8)	442,145

(1)
The amount represents options to purchase shares of Class A common stock granted to Mr. Singh in connection with the IPO. The options will vest on June 16, 2024, subject to Mr. Singh’s continued employment through the vesting date.
(2)
The amounts represent (i) options to purchase shares of Class A common stock or RSUs, as applicable, granted to the NEO pursuant to our long-term incentive compensation programs, each of which vest in three equal annual installments beginning on the first anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date, and (ii) actual achievement for PSUs for which the performance period has finished but which had not yet vested.
(3)
The amounts represent options to purchase shares of Class A common stock or RSUs, as applicable, granted to the NEO in connection with their commencement of employment and vest in three equal annual installments beginning on the first anniversary of the grate date, subject to such person’s continued employment through the applicable vesting date. For Ms. Walbridge, this amount also includes actual achievement for PSUs for which the performance period has finished but which had not yet vested.
(4)
The amount represents options to purchase shares of Class A common stock granted to Mr. Skelly in connection with the IPO. 3,405 options will vest on August 7, 2024 and 23,424 options will vest on June 16, 2024, in each case subject to Mr. Skelly’s continued employment through the vesting date.
(5)
The amounts represent options to purchase shares of Class A common stock or RSUs, as applicable, granted to the NEO in connection with their promotion during fiscal year 2022 and vest in three equal annual installments beginning on the first anniversary of the grate date, subject to such NEO’s continued employment through the applicable vesting date.
(6)
The amounts represent (i) restricted shares of Class A common stock issued in connection with the conversion of Profits Interests granted by our former direct parent at the time of the IPO and (ii) RSUs. The restricted shares have the same time-vesting conditions as the original Profits Interests award. 4,399 restricted shares will vest on August 7, 2024 and 32,609 RSUs will vest on June 16, 2024.
(7)
The amounts represent PSUs that will vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales, average return on net tangible assets and Adjusted EBITDA are met during the applicable three-year performance period. The three-year performance period for these awards ends September 30, 2024. Our compensation committee certifies such level of achievement following such performance period. The amounts reported in this table for these awards are based on achieving the “target” level of performance.
(8)
The amounts represent PSUs that will vest, subject to the holder’s continued employment with us, if, and only to the extent that, specific performance goals with respect our net sales, average return on net tangible assets and Adjusted EBITDA are met during the applicable three-year performance period. The three-year performance period for these awards ends September 30, 2025. Our compensation committee certifies such level of achievement following such performance period. The amounts reported in this table for these awards are based on achieving the “target” level of performance.
(9)
The market value of shares or units that have not vested and the market or payout value of earned shares, units or other rights that have not vested were calculated using a price per share of Class A common stock of $29.74, which was the closing price on September 29, 2023, the last trading day of our fiscal year 2023.

2024 THE AZEK COMPANY Proxy Statement	56	COMPENSATION DISCUSSION AND ANALYSIS

2023 Option Exercises and Stock Vested

The following table shows information regarding shares of our Class A common stock that were issued upon exercise of option awards and vesting of RSUs and shares of restricted stock during fiscal year 2023 for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jesse Singh	—	—	11,985	234,194
Peter Clifford	—	—	10,250	301,266
Jonathan Skelly	20,000	209,922	29,216	662,234
Samara Toole	—	—	4,380	76,929
Morgan Walbridge	—	—	2,566	57,909

2024 THE AZEK COMPANY Proxy Statement	57	COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments and Benefits upon Termination or Change-in-Control

The following table sets forth the amount of compensation payable to each of our current NEOs upon termination because of death or disability, involuntary termination not-for-cause (or with good reason), involuntary termination for cause, a change in control, termination in connection with a change in control, and retirement. The amounts shown assume that such event was effective as of September 30, 2023. The actual amount to be paid can only be determined at the time of such event. Amounts below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, including for matters such as accrued salary and vacation pay and distributions of 401(k) Plan balances. Other than with respect to the accelerated vesting of certain equity awards issued in connection with the conversion of pre-IPO profits interests, there are no single-trigger change-in-control arrangements.

	Cash Payment ($)(1)	Continuation of Medical/ Welfare Benefits ($)	Acceleration and Continuation of Equity Awards ($)(2)	Total Termination Payments/ Benefits ($)
Jesse Singh
Death/Disability	1,026,768	—	3,752,356	4,779,124
Termination by Company Other Than for Cause	3,584,268	45,775	3,966,577	7,596,620
Termination by Officer for Good Reason	3,584,268	45,755	3,966,577	7,596,620
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	3,584,268	45,775	7,541,189	11,171,232
Retirement	—	—	3,963,923	3,963,923
Peter Clifford
Death/Disability	—	—	873,827	873,827
Termination by Company Other Than for Cause	1,050,000	—	1,148,362	2,198,362
Termination by Officer for Good Reason	1,050,000	—	1,148,362	2,198,362
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	1,050,000	—	2,534,641	3,584,641
Retirement	—	—	—	—
Jonathan Skelly
Death/Disability	—	—	869,756	869,756
Termination by Company Other Than for Cause	440,000	—	933,729	1,373,729
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	153,776	153,776
Qualifying Termination in Connection with a Change in Control	440,000	—	2,975,737	3,415,737
Retirement	—	—	—	—
Samara Toole
Death/Disability	—	—	435,540	435,540
Termination by Company Other Than for Cause	400,000	—	473,155	873,155
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	400,000	—	1,144,847	1,544,847
Retirement	—	—	—	—
Morgan Walbridge
Death/Disability	—	—	540,078	540,078
Termination by Company Other Than for Cause	390,000	—	619,967	1,009,967
Termination by Officer for Good Reason	—	—	—	—
Termination by Company for Cause	—	—	—	—
Change in Control	—	—	—	—
Qualifying Termination in Connection with a Change in Control	390,000	—	1,222,642	1,612,642
Retirement	—	—	—	—

(1)
Cash payments were calculated in accordance with the applicable NEO’s employment agreement or offer letter as follows:
•
for Mr. Singh, (i) the cash payment in the case of his death or disability is equal to a pro rata portion, based on the number of days in the fiscal year for which Mr. Singh was employed, of the actual annual incentive he is eligible to earn based on the actual performance of the Company for the full year of termination, (ii) the cash payment in the case of his termination by the Company without Cause or by Mr. Singh for Good Reason, with or without a change in control, is equal to the sum of (x) two (2) times his annual base salary, (y) one (1) times his target annual incentive payment for the fiscal year of termination and (z) a pro rata portion, based on the number of days in the fiscal year for which Mr. Singh was employed, of the actual annual incentive he is eligible to earn based on the actual performance of the Company for the full year of termination;

2024 THE AZEK COMPANY Proxy Statement	58	COMPENSATION DISCUSSION AND ANALYSIS

•
for Mr. Clifford, the cash payment in the case of his termination by the Company without Cause or by Mr. Clifford for Good Reason, with or without a change in control, is equal to the sum of (x) one (1) times his annual base salary and (y) a pro rata portion, based on the number of days in the fiscal year for which Mr. Clifford was employed, of his target annual incentive for that fiscal year;
•
for each of Mr. Skelly, Ms. Toole and Ms. Walbridge, the cash payment in the case of his termination by the Company without Cause, with or without a change in control, is equal to one (1) times their annual base salary.
(2)
The amounts reported in this column represent the aggregate value of the restricted stock, RSUs, PSUs and stock options where vesting is accelerated or continued in connection with a qualifying termination of employment based on the closing sales price per share of our common stock on September 29, 2023 of $29.74. The agreements setting forth the terms and conditions of the restricted stock, RSU, PSU and stock option awards granted to each of our NEOs provide for:
•
upon a change in control, any unvested, restricted shares of Class A common stock and any stock options issued in connection with the conversion of Profits Interests shall immediately vest;
•
in the case of RSUs:
o
upon death or disability, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of unvested RSUs will immediately vest,
o
with respect to each NEO other than Ms. Walbridge, upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, and subject to the NEO’s compliance with any applicable restrictive covenants, any unvested RSUs that are scheduled to vest within 12 months of the NEO’s date of termination will remain outstanding and continue to vest on the applicable vesting date as if the NEO had remained employed through such applicable vesting date;
o
with respect to Ms. Walbridge, upon her termination by the Company without Cause, and subject to her compliance with any applicable restrictive covenants, RSUs granted in connection with her promotion in fiscal year 2022 and thereafter and that are scheduled to vest within 12 months of her date of termination would remain outstanding and continue to vest on the applicable vesting date as if she had remained employed through such applicable vesting date;
o
with respect to each NEO other than Ms. Walbridge, upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested RSUs immediately vest as of the date of termination;
o
with respect to Ms. Walbridge, upon her termination by the Company without Cause on or within 12 months of a change in control, as defined in the 2020 Plan, RSUs immediately vest as of the date of termination, and, upon her termination by the Company without Cause between 12 months and 24 months of a change in control, as defined in the 2020 Plan, RSUs granted in connection with or following her promotion in fiscal year 2022 would immediately vest as of the date of termination;
o
upon retirement, for NEOs whose combined age and years of service with the Company is at least 65 (with a minimum age of 58 and two years of service), and subject to certain conditions, including a notice requirement that is deemed satisfied for purposes of this table, unvested RSUs that were granted on or after November 19, 2021 will remain outstanding and continue to vest on the applicable vesting date as though the NEO had continued to be employed through that vesting date;
•
in the case of stock options, other than those issued in connection with the conversion of Profits Interests, (i) upon death or disability, (x) in the case of fiscal year 2020 stock option awards, any unvested stock options granted in fiscal year 2020 that are scheduled to vest within 12 months of the NEO’s date of termination will immediately vest, and, (y) in the case of any unvested stock options granted in fiscal years 2021, 2022 and 2023, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of unvested stock options will immediately vest, (ii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, and subject to the NEO’s compliance with any applicable restrictive covenants, any unvested stock options that are scheduled to vest within 12 months of the NEO’s date of termination will remain outstanding and continue to vest on the applicable vesting date as if the NEO had remained employed through such applicable vesting date; (iii) upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested stock options immediately vest as of the date of termination; and (iv) upon retirement, for NEOs whose combined age and years of service with the Company is at least 65 (with a minimum age of 58 and two years of service), and subject to certain conditions, including a notice requirement that is deemed satisfied for purposes of this table, unvested stock options that were granted on or after November 19, 2021 will remain outstanding and continue to vest on the applicable vesting date as though the NEO had continued to be employed through that vesting date and such options shall remain exercisable for ten years from the applicable grant date;
•
in the case of PSUs:
o
upon death or disability, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of such PSUs will remain outstanding and be eligible to vest on the vesting date as if the NEO had remained employed through that date
o
with respect to each NEO other than Ms. Walbridge, upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, and subject to the NEO’s compliance with any applicable restrictive covenants, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of such PSUs will remain outstanding and be eligible to vest on the vesting date as if the NEO had remained employed through that date;
o
with respect to Ms. Walbridge, upon her termination by the Company without Cause, and subject to her compliance with any applicable restrictive covenants, a pro rata portion, based on the time elapsed from the beginning of the vesting period for such award through the date of termination, of the PSUs granted in connection with or following her promotion in fiscal year 2022 will remain outstanding and be eligible to vest on the vesting date as if she had remained employed through that date;
o
with respect to each NEO other than Ms. Walbridge, upon the NEO’s termination by the Company without Cause or by the NEO for Good Reason, if applicable, in either case on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested PSUs immediately vest as of the date of termination;
o
with respect to Ms. Walbridge, upon her termination by the Company without Cause on or within 24 months of a change in control, as defined in the 2020 Plan, any unvested PSUs granted in connection with or following her promotion in fiscal year 2022 immediately vest as of the date of termination; and
o
upon retirement, for NEOs whose combined age and years of service with the Company is at least 65 (with a minimum age of 58 and two years of service), and subject to certain conditions, including a notice requirement that is deemed satisfied for purposes of this table, a pro rata portion, based on the time elapsed from the beginning of the applicable vesting period through the date of termination, of unvested PSUs that were granted on or after November 19, 2021 will remain outstanding and continue to vest on the applicable vesting date as though the NEO had continued to be employed through that vesting date.

2024 THE AZEK COMPANY Proxy Statement	59	COMPENSATION DISCUSSION AND ANALYSIS

Additional Narrative Disclosures

Employment Agreements

The AZEK Group LLC (f/k/a CPG International LLC), the Company's wholly owned, direct subsidiary, entered into an employment agreement or offer letter with each of the NEOs in connection with the commencement of their employment.

Restrictive Covenants. In connection with the commencement of their employment, each of the NEOs agreed to confidentiality, non-disparagement, non-competition and non-solicitation of employees and customers covenants. The non-competition and non-solicitation covenants with each of the NEOs continue for two years following the termination of his employment for any reason. The NEOs also agreed to covenants assigning us rights to intellectual property.

Severance Under Employment Agreements. Each employment agreement or offer letter, as applicable, provides for certain severance and termination benefits that are described under “—Potential Payments and Benefits upon Termination or Change-in-Control.” Severance benefits to each of the NEOs are subject to their execution of a release in our favor and compliance with post-employment restrictive covenants.

2024 THE AZEK COMPANY Proxy Statement	60	COMPENSATION DISCUSSION AND ANALYSIS

2023 CEO PAY RATIO DISCLOSURE

As required by Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of Mr. Singh, our CEO, to the annual total compensation of our median employee.

The values for fiscal year 2023, our last completed fiscal year, are as follows:

•
annual total compensation for our CEO as reported in the Summary Compensation Table of $5,287,550; and
•
annual total compensation for our median employee of $71,693.

Accordingly, the ratio of Mr. Singh’s annual total compensation to our median employee’s total compensation for 2023 was 74:1.

For fiscal year 2023, we have used the same median employee that was identified in our proxy statement covering fiscal year 2022. We believe there have been no significant changes in our employee population or compensation arrangements during fiscal year 2023 that would significantly affect our CEO pay ratio calculation.

The process to identify our median employee involved examining the annualized base pay rate for all individuals (excluding our CEO) who were employed by us in the United States on September 30, 2022, the last day of fiscal year 2022. We included all employees, whether employed on a full-time and part-time basis, and excluded all employees located outside the United States (11 employees in Canada). Our employee population as of September 30, 2022 included 2,082 employees. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. From this group, we identified a cohort of 51 employees consisting of the employee with the absolute median compensation value and the 25 employees above and 25 employees below that employee and chose our median employee after considering anomalous characteristics, including, among others, overtime, bonuses and tenure. Our median employee identified through the methodology outlined above, and their earnings for the period of October 1, 2022 to September 30, 2023, were used in the fiscal year 2023 CEO pay ratio calculation.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee and in calculating the pay ratio allow companies to adopt a variety of methodologies, exclusions and assumptions that reflect their employee populations and compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Neither the Compensation Committee nor management of the Company used the CEO pay ratio measure in making compensation decisions.

2024 THE AZEK COMPANY Proxy Statement	61	2023 CEO PAY RATIO DISCLOSURE

PAY-VERSUS-PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, or Item 402(v), we are providing the following information regarding the relationship between the executive “Compensation Actually Paid” as defined in Item 402(v)) and our financial performance over the applicable time period of the disclosure, calculated in a manner consistent with Item 402(v).

Although we are required to disclose “Compensation Actually Paid”, these amounts do not necessarily reflect compensation that our NEOs actually earned in the fiscal years shown. Instead, “Compensation Actually Paid” reflects a calculation computed in accordance with the pay-versus-performance rules, including adjustments of the values of unvested and vested equity awards based on changes in our stock price and various accounting valuation assumptions. “Compensation Actually Paid” generally fluctuates due to stock price performance.

For a more accurate description of our executive compensation program and the factors used by the Compensation Committee to determine pay for our NEOs, see the “Compensation Discussion and Analysis” section of this Proxy Statement. Accordingly, the following table sets forth the “Compensation Actually Paid” for the Company’s Principal Executive Officer, or PEO, and the average “Compensation Actually Paid” for non-PEO NEOs and the Company’s financial performance metrics for 2023, 2022 and 2021.

Pay-Versus-Performance Table

					Value of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Other NEOS ($)(3)	Average Compensation Actually Paid to Other NEOS ($)(2)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income (in millions) ($)	Adjusted EBITDA ($)(6)
2023	5,287,550	9,044,768	1,654,654	2,756,451	85	156	68.0	291.2
2022	4,388,758	533,511	1,447,418	229,717	48	112	75.2	301.0
2021	5,473,246	9,138,365	3,822,005	2,421,126	105	140	93.2	274.2

(1)
Represents total compensation reported for our CEO, Mr. Singh, as set forth in the Total column of the Summary Compensation Table for the applicable year.
(2)
The following table shows the adjustments made to CEO and average Other NEO total compensation in arriving at "Compensation Actually Paid" for the applicable year. For all periods presented, the amounts deducted from the Summary Compensation Table consisted of the grant-date fair value of equity awards granted in the respective year. The amounts added to the Summary Compensation Table totals consisted of the fair value as of the end of the year of equity grants made in that year, the change in fair value of unvested equity awards granted in prior years and the change in fair value of equity awards vested in the year presented. There were no awards that were granted and vested in the same year, awards that failed to meet the applicable vesting period, or dividends or earnings not otherwise included in total compensation.

CEO Summary Compensation Table to "Compensation Actually Paid" Reconciliation:

	Deductions ($)(i)		Additions ($)(ii)
	Stock Awards ($)	Option Awards ($)	Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Change in Year-End Fair Value of Unvested Equity Awards Granted in Prior Years ($)	Change in Year-End Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Compensation Actually Paid ($)
2023	2,520,018	840,006	5,320,594	1,519,427	277,221	9,044,768
2022	2,100,061	700,002	1,072,945	(1,708,083)	(420,046)	533,511
2021	1,950,066	650,010	2,792,426	120,588	3,352,181	9,138,365

2024 THE AZEK COMPANY Proxy Statement	62	PAY-VERSUS-PERFORMANCE

Other NEO Summary Compensation Table to "Compensation Actually Paid" Reconciliation:

	Deductions ($)(i)		Additions ($)(ii)
	Stock Awards ($)	Option Awards ($)	Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Change in Year-End Fair Value of Unvested Equity Awards Granted in Prior Years ($)	Change in Year-End Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Compensation Actually Paid ($)
2023	626,266	208,755	1,322,254	435,825	178,739	2,756,451
2022	551,623	135,951	316,522	(748,141)	(98,508)	229,717
2021	1,638,905	930,360	804,417	178,283	185,686	2,421,126

(i)
Represents the dollar amounts of the Stock Awards and Option Awards from the Summary Compensation Table for fiscal years 2023, 2022 and 2021.

(ii)
This column represents the fair value of RSUs, PSUs and stock options at the relevant measurement dates. The fair value of each RSU was calculated by multiplying the applicable number of RSUs by the closing per share price of our Class A common stock on the measurement date. The fair value of each PSU was estimated at each measurement date using: (i) the closing per share price of our Class A common stock on the measurement date, and (ii) an assumption regarding attainment of the performance goals for the performance period, except for PSUs that vested in December 2023, for which actual attainment was used. The fair value of each stock option was calculated in accordance with FASB ASC 718 using the Black-Scholes option pricing model and the key input variables (assumptions) of that model as described in Note 13 to our Consolidated Financial Statements included in our 2023 Annual Report. The valuation assumptions used to calculate fair values were determined in a consistent manner and did not materially differ from those disclosed at the time of grant.
(3)
Represents the average total compensation reported for our Other NEOs for the covered years, as presented in this proxy statement and prior years’ proxy statements. Our Other NEOs were: Messrs. Clifford and Skelly and Mses. Toole and Walbridge for fiscal years 2023 and 2022 and Messrs. Clifford, Kardish, Ochoa, Skelly and Nicoletti for fiscal year 2021. Average total compensation and average "Compensation Actually Paid" for our Other NEOs for fiscal year 2021 was significantly elevated as a result of accounting modifications made in connection with our former Chief Financial Officer, Mr. Ralph Nicoletti's, retirement and an initial long-term incentive award granted to Mr. Clifford in connection with his commencement of employment with us in the same year. For additional information, see Note 13 to our Consolidated Financial Statements included in the 2023 Annual Report.
(4)
Represents our cumulative total shareholder return, or TSR, for the applicable year, assuming a fixed investment of $100 in our Class A common stock at market close on September 30, 2020.
(5)
Represents cumulative TSR of the S&P Composite 1500 Building Products Index for the applicable year.
(6)
We have identified Adjusted EBITDA as our Company-Selected Measure as the Compensation Committee believes that Adjusted EBITDA performance reflects underlying trends in our business that could otherwise be masked by certain expenses that can vary significantly from period to period and reflects our core operating results and the effectiveness of our business strategy. As such, for the years covered above, Adjusted EBITDA accounted for 50% of each of the NEOs annual incentive award opportunity and 45% of the attainment value for PSUs. Notwithstanding the foregoing, Adjusted EBITDA is one of many important financial performance measures that the Compensation Committee considers when making executive compensation decisions. For more information on Adjusted EBITDA, including reconciliation to its closest comparable GAAP measure, see pages 45–49 of our 2023 Annual Report as filed with the SEC on November 29, 2023.

2024 THE AZEK COMPANY Proxy Statement	63	PAY-VERSUS-PERFORMANCE

Relationships Between "Compensation Actually Paid" and Specified Financial Performance Measures

Relationship Between "Compensation Actually Paid" and Total Shareholder Return

As shown in the following graph, the "Compensation Actually Paid" to our CEO and our Other NEOs highly correlates with our TSR. Fluctuations in "Compensation Actually Paid" amounts are generally proportional to changes in our share price, including as a result of changes in the fair value of unvested stock options, PSUs and RSUs, the value of each of which is directly connected to our share price. Because a significant portion of our NEO’s compensation, 66% and 52% in fiscal year 2023 for our CEO and our Other NEOs, respectively, is linked to stock price performance, in line with our pay-for-performance philosophy, "Compensation Actually Paid" for our NEOs will inherently rise and fall with TSR. Relative to our peers, our three-year TSR reflects the impact of our IPO in June 2020, including the fact that we were a newly public company during the period with a significant portion of our common stock held by our Sponsors, as well as the significant rise in interest rates beginning in 2022 that resulted in housing and residential repair & remodel market uncertainty.

2024 THE AZEK COMPANY Proxy Statement	64	PAY-VERSUS-PERFORMANCE

Relationships Between "Compensation Actually Paid" and Adjusted EBITDA and Net Income

The following charts provide a graphical representation of "Compensation Actually Paid" alongside our net income and Adjusted EBITDA over the periods presented. We believe that long-term stockholder value is driven by growth in net income and Adjusted EBITDA. As reflected in the following charts, however, “Compensation Actually Paid” in any given year does not necessarily correlate with changes in net income and Adjusted EBITDA. For fiscal year 2022, for example, net income declined 19.3% from $93.2 million to $75.2 million, but "Compensation Actually Paid" declined approximately 94%. Similarly, Adjusted EBITDA grew 9.8% from $274.2 million to $301.0 million but "Compensation Actually Paid" declined year over year due to a decline in our stock price over the course of the year. On the other hand, for fiscal year 2023, net income declined 9.6% from $75.2 million to $68.0 million and Adjusted EBITDA declined 3.3% from $301.0 million to $291.2 million, but "Compensation Actually Paid" increased, reflecting the increase in our stock price during fiscal year 2023. Similarly, while both net income and Adjusted EBITDA fluctuated over the periods presented, “Compensation Actually Paid” fluctuated much more significantly, reflecting the volatility in our stock price over the same periods.

2024 THE AZEK COMPANY Proxy Statement	65	PAY-VERSUS-PERFORMANCE

Table of Financial Performance Measures

Set forth below are the most important financial performance measures that the Compensation Committee considers when making executive compensation decisions, including in order to link compensation actually paid to performance and to align executive performance with shareholder interest. The measures in this table are not listed in order of importance. For a discussion of how the Compensation Committee applies the below measures, see the Compensation Discussion and Analysis beginning on page 41.

Most Important Financial Performance Measures
Net Sales
Adjusted EBITDA
Return on Net Tangible Assets

2024 THE AZEK COMPANY Proxy Statement	66	PAY-VERSUS-PERFORMANCE

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote. Our current policy is to hold Say on Pay votes annually. We anticipate that the next advisory vote on executive compensation will occur at our 2025 annual meeting of stockholders.

Our executive compensation program is designed by our compensation committee to (i) align executive compensation with our financial and operational performance; (ii) attract, retain and motivate key executives critical to achieving our vision and strategy; and (iii) reward such executives for delivering desired business results and stockholder value, all while protecting against excessive risk taking. Our Compensation Discussion & Analysis, which begins on page 41 of this proxy statement, describes in detail the components of our executive compensation program.

At the beginning of fiscal year 2023, the compensation committee established performance targets for fiscal year 2023 executive compensation. These targets were intended to exceed our planning assumptions for the year and were deemed to be rigorous and their achievement not certain at the time such goals were set, in particular considering the highly uncertain economic environment at that time. The repair and remodel market was especially uncertain, and sales were expected to be down year-over-year primarily driven by planned inventory reductions during the first half the fiscal year as we proactively managed our channel and internal finished goods inventory to below historical average levels.

Actual results for fiscal year 2023 exceeded the targets established by the compensation committee at the beginning of the year. As a result, and consistent with our pay-for-performance philosophy, our annual incentive plan for fiscal year 2023 paid out at approximately 109% of target for the financial performance component. PSUs granted in December 2020 with a performance period covering fiscal years 2021 to 2023 also achieved an above-target payout level based on our achievement of over 9-12% net sales growth per year and over 12-15% Adjusted EBITDA growth per year measured cumulatively over the three-year performance period. In addition, our one-year total shareholder return was approximately 79%, meaningfully ahead of all of our fiscal year 2023 compensation peer group, the S&P Composite 1500 Building Products Index and the Russell 3000.

For fiscal year 2023, approximately 84% of our CEO’s target compensation and approximately 70% of our other NEOs’ target compensation, on average, was “at risk” in that the ultimate realized value is dependent on the achievement of performance goals or subject to changes in our stock price. In addition, approximately 66% of our CEO’s target compensation and approximately 52% of our other NEOs’ target compensation, on average, was granted in the form of long-term equity incentive compensation, the value of which is linked directly to our share price, further aligning management with the interests of our stockholders. Finally, approximately 51% of our CEO’s target compensation and approximately 44% of our other NEOs’ target compensation, on average, was, or in the case of PSUs, is, contingent upon our achievement of pre-established financial targets.

We are asking our stockholders to approve the adoption of the following resolution:

"RESOLVED, that the stockholders of The AZEK Company Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

This vote is non-binding; however, we highly value the opinions of our stockholders. Accordingly, the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

2024 THE AZEK COMPANY Proxy Statement	67	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Vote Required; Recommendation of the Board of Directors

We will consider the proposal to be passed if it receives the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote against this proposal. Broker non-votes are not counted as shares entitled to vote on this proposal, and thus, will have no effect on the outcome of the proposal. Brokers do not have authority to vote on this proposal without instructions from the beneficial owner.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR FISCAL YEAR 2023.

2024 THE AZEK COMPANY Proxy Statement	68	ADVISORY VOTE ON EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership of our common stock as of January 1, 2024 by the following individuals or groups:

•
each of our director nominees and our continuing director;
•
each of our named executive officers;
•
all of our director nominees, our continuing directors and our executive officers as a group; and
•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock.

The percentage ownership information shown in the table is based upon 145,781,173 shares of Class A common stock and 0 shares of Class B common stock outstanding as of January 1, 2024.

The beneficial ownership information presented below includes, for each beneficial owner, (i) shares of common stock beneficially owned (including restricted shares of Class A common stock) and (ii) shares issuable upon exercise of options to purchase shares of Class A common stock, shares of Class A common stock issuable upon the settlement of DSUs and shares of Class A common stock subject to RSUs, in each case that are vested or will vest within 60 days of January 1, 2024. The beneficial ownership information presented below does not include shares issuable upon the exercise of options to purchase shares of Class A common stock, shares of Class A common stock issuable upon the settlement of DSUs or shares of Class A common stock subject to RSUs, in each case that will vest outside of such 60-day period. Shares subject to options, shares issuable upon the settlement of DSUs and shares subject to RSUs, in each case that are vested or will vest within 60 days of January 1, 2024, are deemed outstanding for purposes of calculating the percentage ownership of the person holding such options, DSUs or RSUs, but they are not deemed outstanding for purposes of calculating the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

2024 THE AZEK COMPANY Proxy Statement	69	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Except as otherwise noted below, the address for persons listed in the table is c/o The AZEK Company, 1330 W Fulton Street, Suite #350, Chicago, IL 60607.

Name of Beneficial Owner	Shares Owned	Percentage of Total Voting Power
Director Nominees and Continuing Director:
Gary Hendrickson(1)	792,721	*
Sallie B. Bailey(2)	107,902	*
Pamela Edwards(3)	2,005	*
Howard Heckes(4)	16,406	*
Vernon J. Nagel(5)	28,901	*
Harmit Singh(6)	1,973	*
Brian Spaly(7)	77,672	*
Fiona Tan(8)	—	*
Named Executive Officers:
Jesse Singh(9)	2,834,076	1.9%
Peter Clifford(10)	126,545	*
Jonathan Skelly(11)	353,075	*
Samara Toole(12)	14,013	*
Morgan Walbridge(13)	15,571	*
Directors and current executive officers as a group(14)	4,595,111	3.1%
5% or Greater Stockholders:
The Vanguard Group(15)	13,012,414	8.9%
Wellington Management Group(16)	12,110,854	8.3%
Capital Research Global Investors(17)	10,625,433	7.3%

* Represents beneficial ownership of less than 1%.

(1)
Includes 428,765 shares subject to options exercisable within 60 days of January 1, 2024, 8,405 shares subject to vested DSUs and 4,774 shares that will vest within 60 days of January 1, 2024. Includes 140,892 shares held by Mr. Hendrickson’s spouse, as trustee of The Hendrickson Family Trust, and for which Mr. Hendrickson’s spouse has delegated investment control and management to Mr. Hendrickson.
(2)
Includes 30,260 shares subject to options exercisable within 60 days of January 1, 2024.
(3)
Includes 32 shares subject to vested DSUs and 1,973 shares that will vest within 60 days of January 1, 2024.
(4)
Includes 4,774 shares that will vest within 60 days of January 1, 2024. Includes 2,500 shares held by Howard C Heckes Trust, dated 10/2/2008, for which Mr. Heckes serves as trustee.
(5)
Includes 6,294 shares subject to vested DSUs and 4,774 shares that will vest within 60 days of January 1, 2024.
(6)
Includes 1,973 shares that will vest within 60 days of January 1, 2024.
(7)
Includes 4,774 shares that will vest within 60 days of January 1, 2024.
(8)
Ms. Tan is not a current director and, if elected at the Annual Meeting, will receive grants of RSUs and other compensation in accordance with our non-employee director compensation program. For more information, see "Corporate Governance—Non-Employee Director Compensation."
(9)
Includes 1,032,457 shares subject to options exercisable within 60 days of January 1, 2024. Includes 77,207 shares held by Mr. Singh and Mr. Singh’s spouse as co-trustees of The Linda Singh Revocable Trust, 254,793 shares held by Mr. Singh as trustee of The Linda S.R. Singh Family Trust, 206,705 shares held by Mr. Singh’s spouse as trustee of The Jesse Singh 2016 Irrevocable Trust, 70,000 shares held by Mr. Singh as grantor-trustee of The Jesse Singh 2022 Trust and 9,476 shares held by Mr. Singh as trustee of The Jesse Singh Revocable Trust.
(10)
Includes 95,200 shares subject to options exercisable within 60 days of January 1, 2024.
(11)
Includes 177,969 shares subject to options exercisable within 60 days of January 1, 2024.
(12)
Includes 9,025 shares subject to options exercisable within 60 days of January 1, 2024.
(13)
Includes 8,365 shares subject to options exercisable within 60 days of January 1, 2024.
(14)
Includes 1,986,338 shares subject to options exercisable within 60 days of January 1, 2024, 14,731 shares subject to vested DSUs and 27,816 shares subject to RSUs that will vest within 60 days of December January 1, 2024.
(15)
Represents shares beneficially owned as of September 30, 2023, based on a Form 13F filed with the SEC on December 18, 2023, by The Vanguard Group. The Vanguard Group lists its address as PO Box 2600 V26, Valley Forge, PA 19482-2600 and indicates that it has sole investment discretion with respect to 12,815,340 shares, shared investment discretion with respect to 197,074 shares, shared voting power with respect to 46,069 shares, and no voting power with respect to 12,966,345 shares.
(16)
Represents shares beneficially owned as of September 30, 2023, based on a Form 13F filed with the SEC on November 14, 2023, by Wellington Management Group LLP. In such filing, Wellington Management Group LLP lists its address as c/o Wellington Management Company LLP, 280 Congress St., Boston, MA 02210 and indicates that it has shared investment discretion with respect to all of its shares, shared voting power with respect to 9,601,309 shares and no voting power with respect to 2,509,545 shares.

2024 THE AZEK COMPANY Proxy Statement	70	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

(17)
Represents shares beneficially owned as of September 30, 2023, based on a Form 13F filed with the SEC on November 13, 2023, by Capital Research Global Investors. Capital Research Global Investors lists its address as 333 South Hope Street, 55th Fl, Los Angeles, CA 90071 and indicates that it has shared investment discretion and sole voting power with respect to all of its shares.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of September 30, 2023:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(2)	Weighted- average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,770,686	$24.83	6,150,571
Equity compensation plans not approved by stockholders	—	—	—
Total	5,770,686	$24.83	6,150,571

(1)
Equity compensation plans approved by stockholders reflects our 2020 Plan and our 2021 ESPP. For more information regarding the 2020 Plan, see Note 13 to our Consolidated Financial Statements included in our 2021 Annual Report. For more information regarding the 2021 ESPP, see our current report on Form 8-K, filed on March 8, 2022 and the copy of the 2021 ESPP plan document attached thereto.
(2)
Includes 4,475,968 shares issuable upon the exercise of outstanding options and 1,294,718 shares issuable upon the vesting and settlement of outstanding RSUs and PSUs as of September 30, 2023.
(3)
Does not include outstanding RSUs which do not have an exercise price.

2024 THE AZEK COMPANY Proxy Statement	71	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we have been or will be a participant in which:

•
the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement, or the Registration Rights Agreement, with the Sponsors and certain members of our management. Until December 2023 when the Sponsors ceased to hold shares of our common stock, the Registration Rights Agreement provided the Sponsors with up to four “demand” registrations each and unlimited “demand” registrations at any time we are eligible to register shares on Form S-3, as well as customary “piggyback” registration rights. The Registration Rights Agreement currently provides certain members of our management with customary “piggyback” registration rights and contains certain limitations on the ability of the members of our management party to the Registration Rights Agreement to offer, sell or otherwise dispose of shares of our common stock. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Limitations of Liability; Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will limit the liability of and indemnify and advance expenses to our directors and officers, and may indemnify and advance expenses to our employees and other agents, to the fullest extent permitted by Delaware law, which prohibits our certificate of incorporation from limiting the liability of our directors or officers for the following:

•
any breach of their duty of loyalty to us or to our stockholders;
•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; and
•
any transaction from which the director or officer derived an improper personal benefit.

In addition, an officer may not be exculpated for any action brought by or in the right of the corporation and a director may not be exculpated for improper distributions to stockholders. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of our directors and officers, except in connection with actions brought by or in the right of the corporation, will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s or officer’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s or officer’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our certificate of incorporation and bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification and advancement of expenses required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. See “Corporate Governance—Director and Officer Indemnification Agreements”

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. They may also

2024 THE AZEK COMPANY Proxy Statement	72	RELATED PERSON TRANSACTIONS

reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification or advancement by any director or officer.

Purchases of Products in the Ordinary Course of Business

Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of merchandise. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.

2024 THE AZEK COMPANY Proxy Statement	73	RELATED PERSON TRANSACTIONS

ADDITIONAL INFORMATION

2023 Annual Report, SEC Filings and Regulation FD

Our financial statements for our fiscal year ended September 30, 2023 are included in our 2023 Form 10-K, which we filed with the SEC on November 29, 2023. This proxy statement and our 2023 Annual Report are posted on our website at www.azekco.com and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our 2023 Annual Report without charge by sending a written request to The AZEK Company Inc., Attention: Corporate Secretary, 1330 W Fulton Street #350, Chicago, Illinois 60607. Also, we use our Investor Relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and shall not be deemed filed under the Securities Act or the Exchange Act.

Special Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements. All statements other than statements of historical facts contained in this proxy statement, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” or the negative of these terms and similar expressions intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our company. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” set forth in Part I, Item 1A of our 2022 Annual Report and in our other SEC filings. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this proxy statement with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this proxy statement. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

2024 THE AZEK COMPANY Proxy Statement	74	ADDITIONAL INFORMATION

OTHER MATTERS

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

2024 THE AZEK COMPANY Proxy Statement	75	OTHER MATTERS

SCAN TO VIEW MATERIALS & VOTE THE AZEK COMPANY INC. 1330 W FULTON STREET, #350 CHICAGO, IL 60607 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 29, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AZEK2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 29, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V27407-P01950 For All Except For All Withhold All THE AZEK COMPANY INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Sallie Bailey 02) Pamela Edwards 03) Howard Heckes 04) Gary Hendrickson 05) Vernon J. Nagel 06) Harmit Singh 07) Jesse Singh 08) Fiona Tan The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2024. 3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V27408-P01950 THE AZEK COMPANY INC. Annual Meeting of Shareholders March 1, 2024 8:00 AM, EST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jesse Singh, Peter Clifford and Morgan Walbridge, and each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of THE AZEK COMPANY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EST on March 1, 2024, virtually at www.virtualshareholdermeeting.com/AZEK2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side